EXECUTION VERSION

DATED 5 FEBRUARY 2018

(1) HENRIK TERNDRUP AND OTHERS

(2) ASPENTECH HOLDING CORPORATION

(3) ASPEN TECHNOLOGY, INC

(4) APEX OPTIMISATION PTY LTD

and

(5) ASPENTECH EUROPE, B.V.

AGREEMENT
for sale and purchase of
APEX OPTIMISATION (UK) LTD
and
APEX OPTIMISATION TECHNOLOGIES B.V.

Pinsent Masons

CONTENTS

Agreed form documents

1. Disclosure Letter
2. Power of attorney
3. Resignation letters of directors and secretary
4. Resignation letters of auditor
5. Deed of acknowledgement/waiver of intra group indebtedness
6. Employment contracts
7. Tax Deed
8. Articles of association of APEX UK
9. Evidence of registration of Intellectual Property Rights and Domain Name
10. Deed of assignment of trade marks
11. Trade mark licence agreement
12. Termination of shareholders' agreement

THIS AGREEMENT is made on 5 FEBRUARY 2018

BETWEEN:-

(1) **THE PERSONS** whose names and addresses are set out in Part 1 of Schedule 1 (the "**Sellers**");

(2) **ASPENTECH HOLDING CORPORATION** (registered number: 5114780) whose registered office is at 20 Crosby Drive, Bedford, Massachusetts, United States (the "**Buyer**");

(3) **ASPEN TECHNOLOGY, INC** (registered number: 000616675) whose registered office is at 20 Crosby Drive, Bedford, Massachusetts, United States (the "**Guarantor**");

(4) **APEX OPTIMISATION PTY LTD** (registered number: 061 077 834) whose registered office is at Level 2/170 Greenhill Rd, Parkside, SA 5063, Australia (the "**Australian Company**"); and

(5) **ASPENTECH EUROPE, B.V.** (registered number: 17096166) whose registered office is at Beechavenue 54-80, 1119 PW Schiphol-Rijk, The Netherlands (the "**Aspen Netherlands Buyer**").

IT IS AGREED as follows:-

1. **INTERPRETATION**

1.1 In this Agreement the following words and expressions have the following meanings:-

"Accounting Bases" the methods developed by each Group Company for applying fundamental accounting concepts to financial transactions

"Accounting Practice" in relation to:

(a) the UK Accounts and the Scottish Subsidiary Accounts, the practice of preparing accounts in compliance with all applicable laws and accounting conventions, principles and practices generally accepted in the UK (as relevant) as at the Accounts Date required to be used in the preparation of accounts, which accounts are intended to show a fair presentation, as required by UK GAAP for the accounting period ending on the Accounts Date;

(b) the Netherlands Accounts, the practice of preparing accounts in compliance with all applicable laws and accounting conventions, principles and practices generally accepted in The Netherlands (as relevant) as at the Accounts Date required to be used in the preparation of accounts, which accounts are intended to show a fair presentation, as required by Dutch GAAP for the accounting period ending on the Accounts Date

"Accounts" all and any of the UK Accounts, Scottish Subsidiary Accounts and Netherlands Accounts, all as attached at documents (i) 'APEX LTD - 2017 Accounts 201801291542.pdf', (ii) 'Apex Optimisation Technologies B.V. Financial report 2017 final and signed.pdf' and (iii) 'Apex Optimisation (UK) Ltd Financial report for Year End 31 Mar 2017.pdf' of the Disclosure Bundle

"Accounts Date" in respect of:

(a) Apex UK, 31 March 2017;

(b) the Apex Scottish Subsidiary, 31 December 2017

(c) Apex Netherlands, 31 December 2017

"Act" the Companies Act 2006

"Agreed Accounting Principles" has the meaning given to it in paragraph 1.3 of Schedule 8

"Announcement Date" the date on which the Buyer makes its first public announcement in respect of its acquisition of the Group

"Apex Netherlands" Apex Optimisation Technologies B.V., a company incorporated in The Netherlands whose details are set out at Part 2 of Schedule 1

"Apex Seller" Apex Optimisation Nederland B.V. (registered number: 53725646), a company incorporated in The Netherlands whose registered office is in Bergen, The Netherlands

"Apex Scottish Subsidiary" Apex Optimisation Limited, a company incorporated in Scotland whose details are set out at Part 3 of Schedule 1

"Apex UK" Apex Optimisation (UK) Ltd, a company incorporated in Scotland whose details are set out at Part 2 of Schedule 1

"Apex US" Apex Optimisation Inc., a company incorporated in the State of Delaware, United States whose details are set out at Part 3 of Schedule 1

"Aspen UK Buyer" Aspentech Ltd (registered number: 01703614), a company incorporated in England whose registered office is at C2 Reading International Business Park, Basingstoke Road, Reading, Berkshire RG2 6DT (or such other company as the Buyer may notify to the Sellers from time to time)

"Australian Customer Contracts" the customer agreements between the Australian Company and each of:

(a) Chevron U.S.A. Inc., as contained in the Disclosure Bundle at *'11041-CHEVRON US Master Software License and Consulting Agreement.pdf'* and *11041-CHEVRON US signed SWLA MCSA*;

(b) Phillips 66 Company, as contained in the Disclosure Bundle at *'US Master Service Agreement - 2016 0222.pdf'*; and

(c) Total Petrochemicals & Refining USA, Inc., as contained in the Disclosure Bundle at *'compressed_31052017_MSC Engineering Services_revised March 2017_countersigned.pdf'*

"Australian IP Assignment" has the meaning given to it in Clause 9.1.2

"Australian Sellers" Sarah Perkins, Andrew Taylor and George la Grange

"Bribery Legislation" all and any of the following:-

(a) the United Nations Convention against Corruption

(b) the United States Foreign Corrupt Practices Act of 1977 as amended (**"FCPA"**)

(c) the Organization For Economic Co-operation and Development Convention on Combating Bribery of Foreign Public Officials in International Business Transactions and related implementing legislation

(d) the relevant common law or legislation from time to time in force in the United Kingdom including the Public Bodies Corrupt Practices Act 1889; the Prevention of Corruption Act 1906 as supplemented by the Prevention of Corruption Act 1916 and the Anti-Terrorism, Crime and Security Act 2001, and/or Criminal Law Act 1977 as amended; and the Bribery Act 2010 (the **"Bribery Act"**) and the Proceeds of Crime Act 2002

(e) all applicable anti-bribery or anti corruption related provisions in criminal and anti-competition laws and/or anti-bribery or anti-corruption laws anywhere in the world

"Business Day"	any day (other than a Saturday, Sunday or a public holiday in England or The Netherlands) on which clearing banks in the City of London or Amsterdam are open for the transaction of normal sterling banking business
"Buyer's Group"	the Buyer, any subsidiary or holding company from time to time of the Buyer and any company which is a subsidiary from time to time of any holding company of the Buyer and includes each Group Company and any reference to a **"member of the Buyer's Group"** shall be construed accordingly
"Buyer's Solicitors"	Pinsent Masons LLP of 30 Crown Place, Earl Street, London EC2A 4ES, United Kingdom
"CIT Fiscal Unity"	a fiscal unity (*fiscal eenheid*) pursuant to article 15 of the CITA
"Claim"	any claim under the Commercial Warranties or the Tax Deed
"CMA"	the Competition and Markets Authority
"Commercial Warranties"	the warranties contained in Schedule 3 and references to a **"Commercial Warranty"** shall be construed accordingly
"Companies"	Apex UK and Apex Netherlands brief details of which are set out in Part 2 of Schedule 1 (and a reference to **"Company"** shall mean any one of them)
"Competent Authority"	the CMA or its predecessors, the Office of Fair Trading and/or Competition Commission, the European Commission or any government, governmental, supranational or regulatory body, any competition authorities or any other competent authority in any jurisdiction with jurisdiction in Competition Law
"Competition Law"	has the meaning set out in paragraph 11.2 of Schedule 3
"Completion"	completion of the sale and purchase of the Shares in accordance with this Agreement
"Completion Accounts"	the completion accounts prepared in accordance with Schedule 8
"Completion Date"	the date of this Agreement

"Completion Payment" US$23,000,000

"Completion Working Capital" the consolidated current assets of the Group, less the consolidated current liabilities of the Group as at the close of business on the Completion Date as set out in the Completion Working Capital Statement, as calculated in each case in accordance with the Agreed Accounting Principles consistently applied and including only those line item categories of current assets and current liabilities specifically identified in paragraph 4 of Schedule 8.

"Completion Working Capital Statement" the written statement setting out the Completion Working Capital as agreed or determined in accordance with Schedule 8 and in the format provided for in Schedule 8

"Confidential Information" all information not in the public domain and which is used in or which otherwise relates to each Group Company's business, its customers or financial or other affairs, including, without limitation, information relating to:-

(a) the marketing of products or services including customer names and lists and other details of customers, financial information, sales targets, sales statistics, market share statistics, prices, market research reports and surveys, and advertising or other promotional materials;

(b) future projects, business development or planning, commercial relationships and negotiations,

existing in whatever form on and/or before the date of this Agreement

"Consideration" the consideration for the purchase of the Shares set out in Clause 3

"Contributions Arrangement" the contractual arrangement under which Apex UK contributes to personal pension arrangements in respect of Homa Omrani and Klas Dahlgren

"CTA 2009" the Corporation Tax Act 2009

"CTA 2010" the Corporation Tax Act 2010

"Czech Management Accounts" in relation to Apex Optimisation SRO, the management accounts for the period of eight months ended on the Management Accounts Date

"Deed of Transfer" the notarial deed of transfer of the Dutch Share Capital in the agreed form to be executed in accordance with Clause 4.6

"Disclosed" disclosed to the Buyer in the Disclosure Letter in such manner so as to enable the Buyer to identify and make a reasonably informed assessment of the nature and scope of the matter so disclosed

"Disclosure Bundle" the materials and information made available for inspection by the Buyer in the electronic data room provided by HighQ Solutions Ltd to the extent only that such are explicitly referred to in the Disclosure Letter and highlighted in yellow in the index at Appendix 1 to the Disclosure Letter and contained on the identical CD/DVD Roms labelled "Project Viking Disclosure Bundle" and initialled by or on behalf of the Buyer and Sellers

"Disclosure Letter"	the letter dated the same date as this Agreement (together with the Disclosure Bundle) in the agreed form from the Sellers to the Buyer executed by the Sellers and delivered to the Buyer immediately prior to the execution of this Agreement and making certain disclosures against the Commercial Warranties
"Dutch Sellers"	those persons who are listed at rows 4 to 7 (inclusive) of the table at Part 1 of Schedule 1
"Dutch Share Capital"	180 fully paid ordinary shares of EUR100 each in the capital of Apex Netherlands comprising the whole of the issued share capital of Apex Netherlands
"Employee"	a director or officer (whether or not employed by a Group Company) or employee of a Group Company
"Encumbrance"	any encumbrance or security interest of any kind whatsoever including without limitation a mortgage, charge, pledge, lien, hypothecation, restriction, right to acquire, right of pre-emption, option, conversion right, third party right or interest, right of set-off or counterclaim, equities, trust arrangement or any other type of preferential agreement (such as a retention of title arrangement) having similar effect or any other rights exercisable by or claims by third parties
"Environment"	the natural and man-made environment and all or any of the following media, being land and soil (including without limitation under buildings or other structures, and whether above or below ground), water (including, without limitation, water under or within land or within pipes, drains or sewers) and air (including, without limitation, air within buildings and other natural or man-made structures and whether above or below ground), wherever situate and whether alone or in combination and all human or plant, animal life and living organisms (including the ecosystems which support them or which are supported by such media)
"Environmental Laws"	all or any applicable law, common law, statute, subordinate legislation, regulation, code of practice or guidance, European law, directives, regulations, decisions of the European Court, by-law, order, notice, instruction, demand, decree, injunction, decision, resolution or judgment applying from time to time, including any amendment or re-enactment of the same, and having the force of law which has as a purpose or effects the protection or restoration or remediation of or prevention of harm to the Environment or, provides for remedies or compensation for harm or damage to the Environment or, relates in any way to any Hazardous Substance or packaging, noise, vibration, radiation, odour, nuisance or interference with the use or enjoyment of land or the erection, occupation or use of man made or natural structures above or below ground
"Environmental and Health and Safety Permits"	all or any permits, licences, consents, permissions, approvals, agreements, certificates, qualifications, registrations, filings, exemptions, variations, modifications, transfers or other authorisations whatsoever including any conditions thereof, issued, granted or required at any time under any Environmental Laws or Health and Safety Laws for the activities of any Group Company or the occupation or use by any Group Company of any land, premises or any Property

"Estimated Completion Working Capital"	US$128,704
"Fundamental Warranties"	has the meaning set out in Clause 5.2 and references to a **"Fundamental Warranty"** shall be construed accordingly
"Group"	the Companies and each of their Subsidiaries
"Group Company"	the Companies or any of their Subsidiaries
"Hazardous Substance"	any natural or artificial material, substance or article or combination of materials, substances or articles (whether in solid, liquid, gas, vapour or other form whatsoever) capable of causing harm to the Environment or human health including but not limited to any hazardous, toxic or dangerous material, substance or article
"Health and Safety Laws"	all or any applicable law, common law, statute, subordinate legislation, regulation, code of practice or guidance, European law, directives, regulations, decisions of the European Court, by-law, order, notice, instruction, demand, decree, injunction, decision, resolution or judgment applying from time to time, including any amendment or re-enactment of the same, and having the force of law which has as a purpose or effect the protection of the health, safety or welfare of any person
"Holdback Amount"	the sum of US$4,600,000 (being part of the Consideration) to be held by the Buyer
"Holdback Claim"	has the meaning set out in paragraph 1 of Schedule 7
"Intellectual Property"	all patents, rights to inventions, trade marks, service marks, logos, get-up, trade names, internet domain names, rights in designs, copyright and related rights (including rights in computer software), database rights, semi-conductor topography rights, utility models, supplementary protection certificates, rights in Know-How and other intellectual property rights, in each case whether registered or unregistered and including applications (or rights to apply) for registration, and renewals or extension of such rights, and all other rights or forms of protection having equivalent or similar effect anywhere in the world
"Intellectual Property Rights"	all Intellectual Property (including all Know-How) used, or required to be used, by each Group Company in, or in connection with its business and/or legally or beneficially owned by each Group Company
"IP Warranties"	the warranties contained at paragraph 15 of Schedule 3 and references to an **"IP Warranty"** shall be construed accordingly
"ITA"	the Income Tax Act 2007
"Know-How"	all information (whether publicly known or otherwise) which is owned by a Group Company and/or used or required to be used by a Group Company in or in connection with its business existing in any form (including, but not limited to that comprised in or derived from engineering, chemical and other data, specifications, formulae, experience, drawings, manuals, component lists, instructions, designs and circuit diagrams, brochures, catalogues and other descriptions) and relating to:- (a) the design, development, manufacture or production of

any products

(b) the operation of any process

(c) the provision of any services

(d) the selection, procurement, construction, installation, maintenance or use of raw materials, plant, machinery or other equipment or processes

(e) the rectification, repair or service or maintenance of products, plant, machinery or other equipment

(f) the supply, storage, assembly or packing of raw materials, components or partly manufactured or finished products

(g) quality control, testing or certification

"Licence" a licence, permit, certificate, consent, approval, filing of notifications, reports and assessments, registrations or authorisation required by law for the operation of a Group Company's business, their ownership, use, possession or occupation of any asset or the performance of this Agreement

"Management Accounts" all and any of the UK Management Accounts and Czech Management Accounts, all as attached at documents (i) 'Apex Management Accounts 31.12.17.pdf' and (ii) 'APEX sro-Accountplan 2017 - Q4_unfinished-uncheck.sg.xls' of the Disclosure Letter

"Management Accounts Date" 31 December 2017 in respect of the UK Management Accounts and 30 November 2017 in respect of the Czech Management Accounts

"Net Debt" the aggregate amount of indebtedness of the Group for borrowed monies and for finance leases as at Completion on a consolidated basis (including in each case accrued interest and penalties thereon and including any break fees which would be incurred were such facilities to be terminated at Completion) less any cash or any cash equivalent as at Completion on a consolidated basis

"Netherlands Accounts" in relation to Apex Netherlands, the unaudited balance sheet as at 31 December 2017 and the unaudited profit and loss account for the year ended on that date

"Notary" the Dutch civil law notary (notaris) Willem Gerbers of HVK Stevens or his substitute

"Pension Scheme" the section of the National Employment Savings Trust in which Apex Scottish Subsidiary participates in respect of Employees

"Projects" the following ongoing projects under the Australian Customer Contracts:

(a) with Chevron U.S.A. Inc., GDOT ad hoc consulting (customer PO date: 28 November 2017; PO end date: 31 December 2018) for a total value of US$20,000;

(b) with Phillips 66 Company, hydrogen GDOT development (customer PO date: 31 May 2017; PO end date: 31 March

2018) for a total value of $224,800; and

(c) with Total Petrochemicals & Refining USA, Inc., MD GDOT development (customer PO date: 12 June 2017) for a total value of $358,400

"Properties"	the properties details of which are set out in Schedule 2 and references to a **"Property"** include a reference to each of the individual Properties
"Relevant Benefits"	any pension (including an annuity), lump sum, gratuity or other like benefit given or to be given on retirement or on death, or by virtue of a pension sharing order or provision, or in anticipation of retirement, or, in connection with past service, after retirement or death, or to be given on or in anticipation of or in connection with any change in the nature of the service of the employee in question. For the purpose of this definition "employee" includes (a) any officer of the company, any director of the company and any other person taking part in the management of the affairs of the company, and (b) a person who is to be or has been an employee; and the terms "service" and "retirement" are to be construed accordingly
"Scottish Subsidiary Accounts"	in relation to Apex Scottish Subsidiary, the unaudited financial statement for the year ended 31 December 2017
"Service Document"	any claim form, notice, order, judgment or other court document issued by the courts of England and Wales, or any other document relating to or in connection with proceedings in the courts of England and Wales
"Sellers' Solicitors"	Squire Patton Boggs (UK) LLP of 7 Devonshire Square, London EC2M 4YH, United Kingdom
"Shares"	the: (a) UK Share Capital (b) Dutch Share Capital (c) UK Subsidiary Share Capital
"Subsidiaries"	the subsidiaries and subsidiary undertakings of the Companies details of which are set out in Part 3 of Schedule 1 and references to a **"Subsidiary"** include a reference to each of the individual subsidiaries subsidiary undertakings
"Target Working Capital"	US$128,704
"Tax"	has the meaning given in the Tax Deed
"Tax Authority"	has the meaning given in the Tax Deed
"Tax Claim"	a claim for breach of the Tax Warranties or under the Tax Deed
"Tax Deed"	the tax deed in the agreed form executed by the parties and delivered at Completion
"Tax Facility"	any facility under any applicable Dutch Tax laws, including any facility based on case law, as a result of which facility a deferral, exemption or other relief from a Liability for Tax is or becomes

	available in respect of any event or transaction that would have given or might give rise to a Liability for Tax for any of the Group Companies, but for the availability of such facility
"Tax Warranties"	the Warranties contained in paragraph 20 of Schedule 3
"TCGA"	the Taxation of Chargeable Gains Act 1992
"TIOPA 2010"	the Taxation (International and Other Provisions) Act 2010
"Transaction Documents"	the Disclosure Letter, the Tax Deed and all other documents stated in this Agreement as being in the agreed form
"UK Accounts"	In relation to Apex UK, the unaudited abbreviated accounts for the year ended 31 March 2017
"UK Management Accounts"	in relation to Apex UK, the management accounts for the period of nine months ended on the Management Accounts Date
"UK Sellers"	those persons who are listed at rows 1 to 3 (inclusive) of the table at Part 1 of Schedule 1
"UK Share Capital"	2 fully paid ordinary shares of £1 each in the capital of Apex UK comprising the whole of the issued share capital of Apex UK
"UK Subsidiary Share Capital"	50 fully paid ordinary shares of £1 each in the capital of the Apex Scottish Subsidiary held by the Apex Seller comprising 50 per cent of the whole of the issued share capital of the Apex Scottish Subsidiary
"United States"	the United States of America
"US$"	United States Dollars being the lawful currency of the United States
"VAT"	in the United Kingdom, means value added tax and, elsewhere, any equivalent tax
"VAT Fiscal Unity"	the fiscal unity pursuant to article 7 of the Dutch Value Added Tax Act (*Wet op de Omzetbelasting* 1968)
"VATA"	the Value Added Tax Act 1994
"Worker"	a person who personally performs work for a Group Company but who is not an Employee or in business on their own account or in a client/customer relationship
"Working Hours"	9am to 5pm on a Business Day

1.2 In this Agreement, reference to:-

1.2.1 a Clause or Schedule is a reference to a clause of or schedule to this Agreement;

1.2.2 a document **"in the agreed form"** is a reference to a document in the form approved and, for the purposes of identification only, signed by or on behalf of the Buyer and the Sellers (in each case with such amendments as may be agreed by or on behalf of the Buyer and the Sellers);

1.2.3 a statutory provision includes a reference to that provision as modified, replaced, amended and/or re-enacted from time to time (before or after the date of this Agreement), any statute, statutory provision or subordinate legislation which it amends or re-enacts and any prior or subsequent subordinate legislation made under it;

1.2.4 any gender includes a reference to the other genders;

1.2.5 the singular includes a reference to the plural and vice versa;

1.2.6 **"costs"** includes a reference to costs, charges and expenses of every description;

1.2.7 a **"person"** includes a reference to an individual, partnership, unincorporated association, body corporate, government, state or agency of a state, local or municipal authority or government body or any joint venture wherever incorporated or situate (in each case whether or not having separate legal personality) and includes a reference to that person's legal personal representatives and successors;

1.2.8 **"holding company"** has the meaning set out in section 1159 of the Act but in addition as if that section provided that a body corporate is deemed to be a member of another body corporate where its rights in relation to that body corporate are held on its behalf or by way of security by another person but treated for the purposes of that section as held by it;

1.2.9 **"subsidiary"** has the meaning set out in section 1159 of the Act but in addition as if that section provided that its members are deemed to include any other body corporate whose rights in relation to it are held on behalf of that other body corporate or by way of security by another person but are treated for the purposes of that section as held by that other body corporate;

1.2.10 **"parent undertaking"** has the meaning set out in section 1162 of the Act but in addition as if that section provided that an undertaking is deemed to be a member of another undertaking where its rights in relation to that other undertaking are held by way of security by another person but treated for the purposes of that section as held by it;

1.2.11 **"subsidiary undertaking"** has the meaning set out in section 1162 of the Act but in addition as if that section provided that its members are deemed to include any other undertaking whose rights in relation to it are held by way of security by another person but are treated for the purposes of that section as held by that other undertaking;

1.2.12 **"body corporate"** has the meaning set out in section 1173 of the Act;

1.2.13 **"company"** shall be construed so as to include any company, corporation or other body corporate wherever and however incorporated or established;

1.2.14 a **"connected person"** is a reference to a person connected with another within the meaning of section 1122 CTA 2010;

1.2.15 something being **"in writing"** or **"written"** shall include a reference to that thing being produced by any legible and non-transitory substitute for writing (excluding in electronic form as defined in section 1168 of the Act);

1.2.16 a time of day is to London time prevailing on the relevant day;

1.2.17 a **"day"** (including within the phrase **"Business Day"**) shall mean a period of 24 hours running from midnight to midnight;

1.2.18 the formulation **"to the extent that"** shall be read as meaning "if, but only to the extent that" (unless the context requires otherwise);

1.2.19 any other document referred to in this Agreement is a reference to that other document as amended, varied, novated or supplemented (other than in breach of the provisions of this Agreement) at any time; and

1.2.20 other than in paragraphs 20.4, 20.14, 20.20, 20.30, 20.31, 20.39.3 or 20.41 of Schedule 3, any statute, statutory instrument, regulation, by-law or other requirement of English law and to any English legal term for any action, remedy, method of judicial

proceeding, legal document, legal status, procedure, court, official or any legal concept or doctrine or other expression or thing (including Tax) shall in respect of any jurisdiction other than England be deemed to include that which most nearly approximates in that jurisdiction to the English term.

1.3 The schedules form part of this Agreement and shall be interpreted and construed as though they were set out in this Agreement.

1.4 The headings to the Clauses, Schedules and paragraphs of the Schedules are for convenience only and shall not affect the interpretation or construction of this Agreement.

1.5 The rule known as the *ejusdem generis* rule shall not apply and accordingly general words introduced by the word "other" shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things.

1.6 General words shall not be given a restrictive meaning by reason of the fact that they are followed by particular examples intended to be embraced by the general words.

1.7 Any statement which refers to the knowledge or knowledge and belief of the Sellers or is expressed to be "so far as the Sellers are aware" or any similar expression shall be deemed to include an additional statement that it has been made after due and careful enquiry of Hall Morrice LLP Chartered Accountants, Cowan and Partners and Valkering Groep in respect of the Tax Warranties and the Commercial Warranties contained in paragraph 4 of Schedule 3 and each of the Sellers shall be deemed to have, in addition to his own, the knowledge and belief of each of the other Sellers, Wim Liebregts and Dalibor Puna.

1.8 Subject to Clause 1.9, any agreement, warranty, indemnity, covenant or undertaking on the part of two or more persons shall, except where the contrary is stated, be deemed to be given or made by such persons jointly and severally.

1.9 Any agreement, warranty, indemnity, covenant or undertaking on the part of the Australian Sellers shall be deemed be given or made by the Australian Sellers severally and only to the extent any such agreement, warranty, indemnity, covenant or undertaking relates to themselves and/or Apex Netherlands (as applicable).

2. SALE AND PURCHASE OF THE SHARES

2.1 The UK Sellers shall sell and the Buyer shall procure the purchase of the UK Share Capital and the UK Subsidiary Share Capital by the Aspen UK Buyer free from any Encumbrance with effect from and including Completion together with all rights attached or accruing to them at the date of this Agreement.

2.2 The Dutch Sellers hereby sell and the Buyer shall procure the purchase of the Dutch Share Capital by the Aspen Netherlands Buyer and the Aspen Netherlands Buyer hereby confirms that it shall purchase the Dutch Share Capital. At Completion, the Dutch Share Capital will be transferred from the Dutch Sellers to the Aspen Netherlands Buyer by virtue of the execution of the Deed of Transfer, free from any Encumbrance with effect from and including Completion together with all rights attached or accruing to them at the date of this Agreement.

2.3 Without prejudice to Clauses 2.1 and 2.2 the Shares shall be sold with full title guarantee. Section 6(2) of the Law of Property (Miscellaneous Provisions) Act 1994 shall not apply for the purpose of this Agreement.

2.4 Each Seller consents to each of the transfers of the Shares and each Seller waives or agrees to procure the waiver of any pre-emption rights which may exist in relation to the Shares pursuant to the constitutive documents of the Companies and the Apex Scottish Subsidiary (as relevant) or otherwise.

2.5 Each Seller acknowledges:-

2.5.1 that, other than as set out in Clause 2.5.3 and Clause 2.5.4, they have no claim against the Company in respect of monies owed to them or services due to them or on any other account whatsoever and that there are no outstanding agreements or arrangements (other than any employment agreements) under which the Company has or could have any obligation to them;

2.5.2 there are no agreements, charges, guarantees or indemnities given by the Company with, or to, their bankers or with, or to, any third party in respect of any of their obligations;

2.5.3 the aggregate amount of business expenses and travel expenses owing to all of them by the Group does not exceed US$45,000; and

2.5.4 the aggregate amount of accrued but unpaid salary to which they are entitled from the Group does not exceed US$0.

3. CONSIDERATION

3.1 The Consideration (subject to Clause 3.2) for the purchase of the Shares shall be:

3.1.1 US$23,000,000;

3.1.2 plus the amount (if any) by which the Completion Working Capital exceeds the Target Working Capital;

3.1.3 less the amount (if any) by which the Target Working Capital exceeds the Completion Working Capital,

which shall be satisfied by the Buyer by the payment of the Completion Payment (less the Holdback Amount) in cash on Completion, such payment to be made in accordance with Clause 3.4 which shall be divisible among the Sellers as set out in column 3 of the table at Part 1 of Schedule 1.

3.2 The Consideration shall be subject to such adjustment (if any) as provided for in accordance with Schedule 8 and shall be deemed to increase or reduce the Consideration accordingly. Any such reduction shall be borne by, and any such increase shall be shared, 50 per cent to the UK Sellers and 50 per cent to the Dutch Sellers (and then pro rata to their holdings thereof as set out in column 3 of the table at Part 1 of Schedule 1).

3.3 The Holdback Amount shall be dealt with in accordance with Clause 4.5 and the provisions of Schedule 7.

3.4 All payments to be made to the Sellers under this Agreement shall, unless otherwise stated, be made in US$ by electronic transfer of immediately available funds to the Sellers' Solicitors (who are irrevocably authorised by the Sellers to receive the same and whose receipt shall be an absolute discharge to the Buyer of its obligation to pay the sum in question to the Sellers). The Buyer shall not be concerned with the distribution of any monies so paid or be answerable for the loss or misapplication of such monies and each of the Sellers confirms to the Buyer that he agrees to the allocation of the Consideration as set out in column 3 of the table at Part 1 of Schedule 1 and in Schedule 7.

4. COMPLETION

4.1 Completion shall take place at the offices of the Buyer's Solicitors on the Completion Date when all the business referred to in this Clause 4 shall be transacted.

4.2 At Completion the Sellers shall deliver or make available to the Buyer the documents and evidence specified in Schedule 6.

4.3 At Completion the Sellers shall procure that board and/or general meetings (as the case may be) of the Companies are held at which the directors:-

4.3.1 approve the registration of the transfers in respect of the UK Share Capital referred to in paragraph 1.1 of Schedule 6 (subject only to due stamping);

4.3.2 accept the resignations referred to in paragraph 1.7 of Schedule 6 and appoint the persons nominated by the Buyer as directors and secretary of the Companies with effect from the end of the meeting;

4.3.3 revoke all existing authorities to bankers regarding the operation of the Companies' bank accounts and give authority in favour of the persons nominated by the Buyer to operate such accounts;

4.3.4 change the Companies' registered office addresses as the Buyer directs;

4.3.5 change the accounting reference date of Apex UK as the Buyer directs;

4.3.6 approve and execute on behalf of their existing employers (in each case being a Group Company) the employment contracts with respectively Klas Dahlgren and Henrik Terndrup in the agreed form; and

4.3.7 in relation to Apex UK, adopt new articles of association in the agreed form.

4.4 At Completion the Sellers shall procure that a board meeting of each of the Subsidiaries is held at which the directors:-

4.4.1 in respect of the Apex Scottish Subsidiary only, approve the registration of the transfers in respect of the UK Subsidiary Share Capital referred to in paragraph 1.1 of Schedule 6 (subject only to due stamping);

4.4.2 accept the resignations referred to in paragraph 1.7 of Schedule 6 in respect of the relevant Subsidiary and appoint the persons nominated by the Buyer as directors and secretary of the Subsidiary with effect from the end of the meeting;

4.4.3 appoint auditors of the Subsidiary as the Buyer directs;

4.4.4 revoke all existing authorities to bankers regarding the operation of each of the Subsidiaries' bank accounts and give authority in favour of the persons nominated by the Buyer to operate such accounts;

4.4.5 change each of the Subsidiaries' registered office address as the Buyer directs; and

4.4.6 change each of the Subsidiaries' accounting reference date as the Buyer directs.

4.5 Upon completion of all of the matters referred to in Clauses 4.2 to 4.4 above, the Buyer shall:-

4.5.1 pay the Completion Payment in accordance with Clause 3.4 less the Holdback Amount;

4.5.2 deliver to the Sellers a copy of a resolution of:

(a) the Buyer's board of directors (or an authorised committee of that board) approving Completion and authorising the execution and completion of this Agreement and the Transaction Documents to which it is a party;

(b) the Guarantor's board of directors (or an authorised committee of that board) authorising the execution and completion of this Agreement;

(c) the Aspen UK Buyer's board of directors (or an authorised committee of that board) approving Completion and authorising the execution and completion of any Transaction Documents to which it is a party; and

(d) the Aspen Netherlands Buyer's board of directors (or an authorised committee of that board) approving Completion and authorising the execution and completion of any Transaction Documents to which it is a party; and

4.5.3 deliver to the Notary a power of attorney to execute the Deed of Transfer on behalf of the Aspen Netherlands Buyer.

4.6 Subject to the Sellers and the Buyer complying with their respective obligations in Clauses 4.2 to 4.5 (inclusive), and after the Sellers and the Buyer have confirmed such to the Notary, the Sellers and the Buyer shall instruct the Notary to execute the Deed of Transfer, which includes an acknowledgement of the transfer of the Dutch Share Capital by Apex Netherlands. Following the transfer of the Dutch Share Capital, the Notary shall register the transfer of the Dutch Share Capital in the shareholders' register of Apex Netherlands and deliver the register to the Buyer.

4.7 The Buyer is not obliged to complete this Agreement unless the purchase of all of the Shares is completed simultaneously in accordance with this Agreement and the Sellers have fulfilled all of their obligations to be performed at Completion under this Clause 4.

4.8 The Australian Sellers shall procure that as soon as reasonably practicable following, and in any event within six weeks of, Completion the Australian Company changes its name to Greenfern Dynamics Pty Ltd or any other name that does not include the words "Apex" or "Apex Optimisation".

4.9 The Australian Sellers, the Australian Company and the Sellers shall, and shall procure that, as soon as reasonably practicable following Completion, the IT Separation Plan (as set out in Schedule 9) is implemented and effected to the satisfaction of the Buyer and the Australian Company.

4.10 Henrik Terndrup shall procure that as soon as reasonably practicable following and in any event within two weeks of, Completion a notarial deed of amendment of the articles of association of the Apex Seller is entered into to change the name of the Apex Seller to any name that does not include the words "Apex" or "Apex Optimisation".

5. FUNDAMENTAL WARRANTIES

5.1 Each Seller warrants to the Buyer (and in relation to Clauses 5.2.2, 5.2.6 and 5.2.10 in respect of itself only) that each of the Fundamental Warranties is accurate in all respects at the date of this Agreement.

5.2 For the purposes of this Agreement, the fundamental warranties shall comprise the warranties contained in Clauses 5.2.1 to 5.2.10 (inclusive) (the "**Fundamental Warranties**"):

5.2.1 the Apex Seller validly exists and is a company duly incorporated under the law of its jurisdiction of incorporation;

5.2.2 each Seller is the legal and beneficial owner of the number of Shares set out opposite their names in Part 1 of Schedule 1 and is entitled to sell and transfer the Shares, free from any Encumbrances to the Buyer on the terms of this Agreement without the consent of any third party;

5.2.3 the UK Share Capital constitutes the whole of Apex UK's allotted and issued share capital and is fully paid or credited as fully paid;

5.2.4 the Dutch Share Capital constitutes the whole of the Apex Netherlands' properly and validly issued share capital and is fully paid up;

5.2.5 the UK Subsidiary Share Capital constitutes 50 per cent of the Apex Scottish Subsidiary's allotted and issued share capital and is fully paid or credited as fully paid;

5.2.6 there is no Encumbrance on, over or affecting any of the Shares or any unissued shares, debentures or other securities of any Group Company and no person has the right

(whether exercisable now or in the future and whether contingent or not) to call for the issue, allotment, conversion, redemption, sale or transfer of any shares, debentures or other securities of any Group Company;

5.2.7 the Companies do not have and never have had any subsidiary other than the Subsidiaries and no Group Company has agreed to acquire any interest in any body corporate other than the Subsidiaries;

5.2.8 Apex UK and the Apex Seller are the legal and beneficial owners of each allotted and issued share in the capital of the Apex Scottish Subsidiary (each company holding 50 ordinary shares of £1 each in the capital of the Apex Scottish Subsidiary) and each such share is fully paid or credited as fully paid;

5.2.9 the Apex Scottish Subsidiary is the legal and beneficial owner of each allotted and issued share in the capital of each Subsidiary (save for the Apex Scottish Subsidiary) and each such share is fully paid or credited as fully paid; and

5.2.10 each Seller has the necessary power and authority and has taken all necessary action to enter into and perform its obligations under this Agreement, the Tax Deed and each of the documents to be executed by each of them at or before Completion in accordance with this Agreement which will, when executed become binding and enforceable obligations of the Sellers in accordance with their respective terms.

6. COMMERCIAL WARRANTIES

6.1 Save for the Australian Sellers, the Sellers warrant to the Buyer that (subject to Clause 6.3) each Commercial Warranty is true and accurate in all respects as at the date of this Agreement.

6.2 The Australian Sellers severally warrant to the Buyer that (subject to Clause 6.3) each Commercial Warranty in respect of Apex Netherlands only is true and accurate in all respects as at the date of this Agreement.

6.3 The Commercial Warranties are subject only to:-

6.3.1 any matter which is Disclosed;

6.3.2 any matter or thing done or omitted to be done prior to Completion at the written request, or with the written approval of, the Buyer;

6.3.3 the provisions of Clause 8 and Schedule 4; and

6.3.4 in respect of the Tax Warranties, the provisions of the Tax Deed.

6.4 The Sellers acknowledge that the Buyer is entering into this Agreement in reliance upon the Commercial Warranties and the Fundamental Warranties. Save as provided in Clause 6.3, no information of which the Buyer has knowledge (actual, constructive or imputed) shall prejudice any claim being made by the Buyer under any of the Commercial Warranties or any of the Fundamental Warranties nor shall it affect the amount recoverable under any such claim and neither the rights and remedies of the Buyer nor the Sellers' liability in respect of such Warranties shall be affected by any investigation made by or on behalf of the Buyer into the Group.

6.5 Each of the Commercial Warranties shall be interpreted as a separate and independent Warranty so that the Buyer shall have a separate claim and right of action in respect of every breach of each Commercial Warranty.

6.6 No information supplied by, or on behalf of, a Group Company to one or more of the Sellers or their advisers in connection with the business and affairs of a Group Company constitutes a warranty as to its accuracy to the Sellers or any Employee by a Group Company and each Seller waives each and every claim which they may have against the Group Company or its Employees in respect of such information.

7. **BUYER AND GUARANTOR WARRANTIES**

7.1 The Buyer and the Guarantor (in the Guarantor's case, in respect of itself only) warrants to the Sellers that:

7.1.1 it, the Aspen Netherlands Buyer and the Aspen UK Buyer are duly incorporated and are validly existing under the laws of their respective place of incorporation, and have power to carry on their respective business as now being conducted and to own their respective own property and other assets;

7.1.2 it, the Aspen Netherlands Buyer and the Aspen UK Buyer have full power and authority to execute, deliver and perform their respective obligations under this Agreement and any Transaction Documents to which they are a party;

7.1.3 this Agreement and any Transaction Documents to which it, the Aspen Netherlands Buyer and/or the Aspen UK Buyer are a party, when executed, shall constitute legal, valid and binding obligations of it, the Aspen Netherlands Buyer and/or the Aspen UK Buyer and are enforceable against it, the Aspen Netherlands Buyer and/or the Aspen UK Buyer in accordance with their respective terms;

7.1.4 it, the Aspen Netherlands Buyer and the Aspen UK Buyer have obtained all necessary authorisations and corporate actions to enable them to lawfully enter into and comply with their respective obligations under this Agreement and any Transaction Documents to which they are a party and such authorisations are in full force and effect;

7.1.5 the execution and delivery of, and the performance of their respective obligations under, this Agreement and any Transaction Documents to which it, the Aspen Netherlands Buyer and/or the Aspen UK Buyer are a party will not:

(a) breach any law applicable to it, the Aspen Netherlands Buyer and/or the Aspen UK Buyer or any provision of its constitutive documents or of the constitutive documents of the Aspen Netherlands Buyer or the Aspen UK Buyer; or

(b) breach any order, judgment, injunction, decree or arbitration award of any court, governmental agency or arbitrator to which it, the Aspen Netherlands Buyer or the Aspen UK Buyer is a party or by which it, the Aspen Netherlands Buyer or the Aspen UK Buyer is bound;

7.1.6 the Buyer, the Aspen Netherlands Buyer and the Aspen UK Buyer are purchasing the Shares, as applicable, for the Buyer's Group beneficially and legally and not wholly or partly as agent for any other person;

7.1.7 it has sufficient cash resources or other sources of immediately available funds to enable it to make payment of the Consideration, including the Holdback Amount, and perform its obligations contemplated by this Agreement and the Transaction Documents;

7.1.8 in relation to it, the Aspen Netherlands Buyer and the Aspen UK Buyer:

(a) no resolution has been passed (and no meeting has been convened, and no written resolution has been circulated with a view to any resolution), no petition has been presented and no order has been made, for the purpose of its winding up and no application or order has been made for a provisional liquidator to be appointed;

(b) no notice of intention to appoint an administrator has been filed, no application for the appointment of an administrator has been made and no other steps in relation to the appointment of an administrator have been taken nor has any administrator been appointed;

(c) no procedure has been commenced, by the Registrar of Companies or any other person, with a view to striking off under section 1000 of the Act;

(d) no administrative receiver, receiver, administrator, liquidator or provisional liquidator or similar officer has been appointed and no Encumbrance has been enforced;

(e) no floating charge has crystallised and no holder of a floating charge has taken any steps to enforce such security;

(f) no event has occurred or will occur by virtue of the execution and performance of this Agreement and the other agreements and documents referred to in it which would cause, or entitle any person to cause, any of the events cited at Clause 7.1.8(a) to 7.1.8(e) above;

(g) it has not stopped paying its creditors, is not insolvent, and is not unable to pay its debts within the meaning of section 123 of the Insolvency Act 1986;

(h) there is no unsatisfied judgment or order of any court or tribunal, or award of any arbitrator, outstanding against it;

(i) no distress, attachment, execution or other process has been levied against any of its assets;

(j) no decision of creditors, or any class of them, has been sought, no proposal has been made for a moratorium, composition or arrangement in relation to any of its debts, or for a voluntary arrangement under Part 1 of the Insolvency Act 1986; and

(k) no event or step analogous or similar to any of the above has occurred in any jurisdiction; and

7.1.9 it is not involved in any legal or administrative or arbitration proceedings and no such proceedings are pending or threatened against or by member of the Buyer's Group that challenge or seek to prevent or otherwise delay the transactions contemplated by this Agreement and the Transaction Documents.

7.2 Each of the warranties referred to in clause 7.1 is separate and independent and except as expressly otherwise provided in this Agreement, shall not be limited by reference to any other warranty in clause 7.1 or by anything in this Agreement.

8. LIMITATION ON SELLERS' LIABILITY

8.1 The Sellers' liability under this Agreement and the Transaction Documents shall to the extent stated be limited in accordance with the provisions of Schedule 4.

8.2 The Sellers' liability under the Tax Warranties and the Tax Deed shall be limited further in accordance with the provisions of clause 3 of the Tax Deed.

8.3 The satisfaction by the Sellers of any Claim shall (to the fullest extent possible) be deemed to constitute a reduction in the Consideration.

8.4 A Seller's liability under this Agreement and the Tax Deed shall not be limited by the Disclosure Letter, the provisions contained in Schedule 4 or the Tax Deed where the claim arises as a result of fraud or fraudulent concealment on the part of such Seller.

9. INDEMNITIES

9.1 Without prejudice to the right of the Buyer to claim on any other basis or take advantage of any other remedies available to it, the Sellers shall indemnify the Buyer and each Group Company against, and shall pay to the Buyer a sum equal to, all liabilities, costs, expenses, damages and direct losses (including, for the avoidance of doubt, consequential loss, loss of profit and loss of reputation, in each case to the extent that such are direct) (and all interest, penalties and legal costs (calculated on a full indemnity basis) and all other reasonable and properly incurred

professional costs and expenses) suffered or incurred by the Buyer or any Group Company arising out of or in connection with any of the following matters:-

9.1.1 any third-party claims, including claims from employees, independent workers (*zzp'ers*), the Dutch Tax Authority and social security implementing organisations, in connection with non-compliance with the Dutch Placement of Personnel by Intermediaries Act ('*Waadi*'), to the maximum extent permitted by law;

9.1.2 any breach by the Australian Company of the deed of assignment of intellectual property delivered pursuant to paragraph 1.15 of Schedule 6 (the "**Australian IP Assignment**");

9.1.3 any non-payment (or claim of non-payment) of the monies to be paid to the Australian Company under the terms of the Australian IP Assignment and any resulting invalidity or unenforceability (or claim of such) of any aspect of the Australian IP Assignment;

9.1.4 any breach of any Fundamental Warranty; and

9.1.5 any positive Net Debt (whether or not due and whether or not contingent).

9.2 Any payment made by the Sellers in respect of any claim made pursuant to Clause 9.1 shall include:-

9.2.1 an amount in respect of all reasonable and properly incurred fees, costs and expenses incurred by the Buyer or any Group Company in bringing the relevant claim (including, without limitation, reasonable and properly incurred professional, accounting and legal costs); and

9.2.2 any amount necessary to ensure that, after any Tax of the payment, the Buyer or the relevant Group Company (as the case may be) is left with the same amount it would have had if the payment was not subject to Tax.

9.3 Each Group Company shall have the right to rely upon and enforce this Clause 9 pursuant to the Contracts (Rights of Third Parties) Act 1999.

10. AUSTRALIAN COMPANY

10.1 The Buyer and the Australian Company shall use their reasonable endeavours to work together to facilitate a smooth and efficient transition of the customer relationships and Projects from the Australian Company to the Group. The Buyer shall use its reasonable endeavours to contact each of the counterparties to the Australian Customer Contracts as soon as is reasonably and commercially practicable and in any event, but subject to the availability of relevant contacts at such counterparties, within two weeks following the Announcement Date, to inform each of them of its acquisition of the Group and to discuss its future relationship with each of them. The Buyer shall use its reasonable endeavours to agree its future relationship with each of the counterparties to the Australian Customer Contracts as soon as is reasonably and commercially practicable and to use its reasonable endeavours to procure that any assignment of the Australian Customer Contracts has the consequence of releasing the Australian Company from all performance obligations and liabilities pursuant to the Australian Customer Contracts that arise from or relate to matters that occur after the effective date of such assignment.

10.2 The Buyer and the Australian Company shall use their reasonable endeavours to negotiate and agree a mutually beneficial implementation services agreement in respect of the GDOT software.

10.3 The Australian Company and Apex Netherlands irrevocably terminate the value added reseller agreement entered into between them (dated 2 February 2015) (including, for the avoidance of doubt, the licenses granted to George La Grange and Stephen Gray by Apex Netherlands under the terms of the GDOT demo license set out therein at exhibit C (the "**GDOT Licenses**")) (the "**VAR**") and the Australian Company hereby, with effect from Completion, releases and discharges Apex Netherlands from any and all liabilities whatsoever contained therein (whether actual or contingent) owing to Apex Netherlands (in each and every capacity) or any person connected with Apex Netherlands. The Australian Company confirms that it waives any claim or right of action

which it has together with any liability (whether actual or contingent), actions, proceedings, claims, demands, costs and expenses whatsoever arising out of or in connection with the VAR, which may be owed to it by Apex Netherlands.

10.4 On Completion, the Sellers and/or the Australian Company shall deliver to Apex Netherlands any security / license keys or other information obtained by them in connection with the GDOT Licenses.

11. GUARANTEE

11.1 In consideration of the Sellers entering into this Agreement and the relevant Transaction Documents, the Guarantor (as primary obligor), at the request of the Buyer, unconditionally and irrevocably guarantees as a continuing obligation the due and punctual performance and observance by the Buyer of all the Buyer's obligations, and the punctual discharge by the Buyer of all the Buyer's liabilities, to the Sellers arising under or pursuant to this Agreement or any Transaction Document or from any termination of this Agreement or any Transaction Document (the "**Guaranteed Obligations**").

11.2 If the Buyer defaults in the performance and observance of any of the Guaranteed Obligations, and/or the discharge of any of its liabilities in respect of the Guaranteed Obligations, the Sellers shall be entitled to serve demand on the Guarantor and, unless such default is remedied to the satisfaction of the Sellers within 20 Business Days from service of such demand (the "**Remedy Period**"), the Guarantor shall on the expiry of the Remedy Period:

11.2.1 (without the need for any further demand) perform and discharge the Guaranteed Obligations; and

11.2.2 unconditionally pay any amount owing to the Sellers in respect of the Guaranteed Obligations in the manner prescribed in this Agreement as if it were the Buyer.

11.3 The Guarantor shall indemnify the Sellers on demand against, and shall pay to the Sellers a sum equal to, all liabilities, costs, expenses, damages and direct losses (and all interest, penalties and legal costs (calculated on a full indemnity basis) and all other reasonable and properly incurred professional costs and expenses) suffered or incurred by the Sellers as a result of the failure by the Buyer to observe or perform any of its obligations under this Agreement or any Transaction Document.

11.4 This guarantee is a continuing guarantee and shall extend to the ultimate balance of sums payable by the Buyer under this Agreement, regardless of any intermediate payment or discharge in whole or in part.

11.5 The Guarantor's liability under this guarantee shall not be affected, discharged, modified or impaired by:

11.5.1 any amendment to or variation of this Agreement or any Transaction Document;

11.5.2 any payment by the Buyer or any release, waiver or time or other discharge given to the Buyer or any third party;

11.5.3 any insolvency, liquidation, administration, receivership or winding-up or dissolution of the Buyer;

11.5.4 any change of control or sale of the Buyer;

11.5.5 any act, omission, event or circumstance which causes any of the obligations of the Buyer to be or become void, voidable, invalid or unenforceable for any reason; or

11.5.6 any other act or omission or any other event or circumstance (whether or not known to the Sellers) which would or might (but for this Clause 11) operate to impair, reduce, release or discharge the Guarantor's liability under this guarantee.

11.6 The Guarantor waives any right it may have of first requiring the Sellers (or any trustee or agent on their behalf) to proceed against or enforce any other rights or security or claim payment from any person, including the Buyer, before claiming from the Guarantor under this Clause 11.

11.7 Until all amounts which may be or become payable by the Buyer under this Agreement have been irrevocably paid in full, and unless the Sellers otherwise direct in writing, the Guarantor shall not exercise any rights which it may have from or against the Buyer, its liquidator, administrator, co-guarantor or any other person by reason of performance by it of its obligations under this Clause 11.

11.8 The obligations of the Guarantor shall be in addition to and independent of all other security which the Sellers may at any time hold in respect of any of the obligations of the Buyer under this Agreement.

11.9 This guarantee shall remain in force and effect until the Buyer has performed, observed and discharged all of its obligations under or pursuant to this Agreement and all Transaction Documents.

12. PROTECTION OF GOODWILL

12.1 Subject to Clause 12.2 and as further consideration for the Buyer agreeing to purchase the Shares and with the intent of securing to the Buyer the full benefit and value of the goodwill and connections of the Companies and each of the Subsidiaries each of the Sellers severally undertakes to the Buyer that:-

12.1.1 he will not and will procure that no spouse, civil partner, child or step-child of his shall for a period of three years from Completion, in any capacity whatsoever, directly or indirectly carry on or assist in carrying on or be engaged, concerned or interested in any activity or undertaking which is the same as, or substantially similar to, the business of the Group within the geographic areas in which any Group Company carries on business; and

12.1.2 he will not and will procure that no spouse, civil partner, child or step-child of his will for a period of three years from Completion for the purpose of any business supplying products or services similar to or capable of being used in substitution for any product or service supplied by any Group Company within the period of 12 months preceding Completion, canvass, solicit or endeavour to entice away from any Group Company any person who during the period of two years prior to Completion has been a customer of any Group Company or has purchased or agreed or offered to purchase goods from any Group Company or has employed its services; and

12.1.3 he will not and will procure that no spouse, civil partner, child or step-child of his will for a period of three years from Completion do any act or thing likely to have the effect of causing any supplier of or other person in the habit of dealing with any Group Company (at the date of this Agreement) to be unable or unwilling to deal with any Group Company either at all or in part or on the terms on which it had previously dealt with any Group Company or likely to have the effect of causing any person having a contract or arrangement with any Group Company (at the date of this Agreement) to breach, terminate or modify that contract or arrangement or to exercise any right under it; and

12.1.4 he will not and will procure that no spouse, civil partner, child or step-child of his will for a period of three years from Completion solicit or endeavour to entice away from any Group Company, employ or offer employment to any employee of any Group Company who is at the date of this Agreement and/or at Completion an Employee nor do any act or thing likely to have the effect of causing any such Employee to terminate his employment with any Group Company whether or not such Employee would thereby breach his contract of employment or service agreement; and

12.1.5 subject to the terms of the Transaction Documents, he will not and will procure that no spouse, civil partner, child or step-child of his will at any time in connection with any business carried on by him or otherwise howsoever use directly or indirectly or authorise any person to use directly or indirectly any of the Intellectual Property Rights including

any of the names or words "Apex", "Apex Optimisation" or any names or words similar to or likely to be confused with them or use any distinctive mark, style or logo used by any Group Company or any mark, style or logo similar to or likely to be confused with them in any manner which is likely to or may result in confusion between or other association with the business, goods, services or other activities of any Group Company including by using the name "Apex" or "Apex Optimisation" as part of a corporate name, trade name or otherwise.

12.2 Nothing in Clause 12.1 shall prevent:

12.2.1 the Sellers from owning not more than five per cent of any class of the issued share capital of a company which is dealt in on a recognised investment exchange (as defined in the Financial Services and Markets Act 2000);

12.2.2 the Australian Sellers from directly or indirectly continuing to carry on the consulting and implementation services business as carried on by the Australian Company at Completion;

12.2.3 Homa Omrani from directly or indirectly continuing to carry on the consulting and implementation services business as carried on by any Group Company at Completion;

12.2.4 the Sellers from directly or indirectly carrying on or assisting in carrying on or be engaged, concerned or interested in any activity or undertaking, in any capacity whatsoever, which is a member of the Buyer's Group.

12.3 The Sellers have taken independent legal advice and acknowledge that they consider the undertakings contained in Clause 11.2 reasonable and necessary for the proper protection of the business of the Group and the legitimate interests of the Buyer and further acknowledge that damages would not be an adequate remedy for breach of such undertakings.

12.4 Each of the undertakings contained in Clause 11.2 is separate and severable and shall be construed on that basis. In the event that any of such undertakings is found to be void but would be valid if some part of it were deleted or if the period or extent of it were reduced such undertaking shall apply with such modification as may be necessary to make it valid and effective.

13. CONFIDENTIAL INFORMATION AND KNOW-HOW

13.1 Each of the Sellers undertakes that he shall:-

13.1.1 not copy, make use of or disclose to any person any Confidential Information or Know-How; and

13.1.2 take all reasonable steps to prevent the copy, use or disclosure of any such Confidential Information or Know-How.

13.2 Clause 13.1 does not apply to:-

13.2.1 the copy, use or disclosure of Confidential Information or Know-How required to be used or disclosed by law, by any court order or by the rules of any stock exchange or governmental authority or regulatory authority, provided that (where permitted by law) the relevant Seller gives the Buyer prior notice of such disclosure;

13.2.2 the disclosure of Confidential Information or Know-How to a director, officer or employee of the Buyer or of any Group Company whose function requires that he has possession of the Confidential Information or Know-How;

13.2.3 disclosure of Confidential Information or Know-How to an adviser for the purpose of advising the Sellers but only on terms that Clause 13.1 applies to use or disclosure by the adviser; or

13.2.4 Confidential Information or Know-How which becomes publicly known except as a result of any one or more of the Sellers' breach of Clause 13.1.

13.3 The restrictions contained in this Clause 13 shall continue to apply without limit in time.

14. USE OF INTELLECTUAL PROPERTY RIGHTS

Subject to Clause 4.8, each of the Sellers confirms and undertakes that he shall not following Completion, either alone or jointly with, through or as manager, adviser, consultant or agent for any person, directly or indirectly use any of the Intellectual Property Rights and shall not use any name, mark or get up in any manner which may result or is likely to result in confusion between or other association with the business, goods, services or other activities of a Group Company.

15. ANNOUNCEMENTS

15.1 Subject to Clause 15.2, none of the Sellers shall make or send any announcement, communication or circular relating to the subject matter of this Agreement unless they have first obtained the Buyer's written consent to the form and text of such announcement, such consent not to be unreasonably withheld.

15.2 Clause 15.1 does not apply to an announcement, communication or circular:-

15.2.1 required by law or by the rules of any stock exchange or by any governmental authority or regulatory authority, in which event the party required to make or send such announcement, communication or circular shall, where practicable, first consult with the other party as to the content of such announcement; or

15.2.2 made or sent by the Buyer after Completion to any Group Company's customers, clients or suppliers advising them of the change of control of the Group; or

15.2.3 made or sent by the Australian Company to its customers, clients or suppliers advising them of the change of control of the Group provided that such announcement, communication or circular shall not be made before the Announcement Date and shall been reviewed and agreed in writing by the Buyer (such approval not to be unreasonably withheld or delayed).

16. NOTICES

16.1 Any notice or other communication pursuant to, or in connection with, this Agreement shall be in writing in the English language and delivered by hand, or sent by first class pre-paid recorded delivery post (air mail if overseas) to the Buyer and the Guarantor at their respective registered office from time to time and to each Seller at the address given for that Seller in Schedule 1 or to such other address as may from time to time have been notified in writing to the other party in accordance with this Clause 16. Any notice to be given to the Sellers or any of them may be given to the Sellers' Representative on their behalf.

16.2 Subject to Clause 16.3, any notice or other communication shall be deemed to have been served:-

16.2.1 if delivered by hand, at the time of delivery;

16.2.2 if sent by pre-paid first class recorded delivery post (other than air mail), two days after posting it; and

16.2.3 if sent by air mail, six days after posting it.

16.3 If a notice or other communication is given or deemed given at a time or on a date which is not a Business Day, it shall be deemed to have been given on the next Business Day. For the purposes of Clause 16, **"Business Day"** means a day on which the banks are open for business in the country of receipt of any notice (and not Business Day as defined in Clause 1.1).

16.4 To prove service of a notice or other communication, it is sufficient to prove that, in the case of a notice or other communication delivered by post, the envelope containing the notice or other communication was properly addressed and posted.

16.5 This Clause 16 will not apply to the service of any legal proceedings to the extent that such provisions are inconsistent with the Civil Procedure Rules.

17. SELLERS' REPRESENTATIVE

Henrik Terndrup of Margrietlaan 9, 1862EC Bergen NH, The Netherlands (the "**Sellers' Representative**") is hereby irrevocably and unconditionally authorised by the Sellers to negotiate and agree with the Buyer all matters arising in connection with this Agreement (including without limitation to give any consent or waiver or to agree any variation to this Agreement) and the Buyer may rely on any act of the Sellers' Representative as the act of the Sellers.

18. ENTIRE AGREEMENT

18.1 This Agreement (together with all of the Transaction Documents) sets out the entire agreement and understanding between the parties in respect of the sale and purchase of the Shares. This Agreement supersedes and extinguishes any previous agreements between the parties, whether orally or in writing, in respect of the sale and purchase of the Shares, which shall cease to have any further force or effect.

18.2 It is agreed that the Buyer has not entered into this Agreement or any Transaction Document in reliance upon any representation, warranty or undertaking of any other party which is not expressly set out or referred to in this Agreement or the Transaction Documents.

18.3 No party shall have any remedy in respect of any misrepresentation or any untrue statement made by any other party which is not contained in this Agreement nor for any breach of warranty which is not contained in this Agreement.

18.4 No variation of this Agreement shall be effective unless made in writing and signed by or on behalf of the Buyer, the Guarantor and the Sellers.

19. FURTHER ASSURANCE

19.1 Each of the Sellers undertakes to provide the Buyer with all such information as each Seller has in its possession or under its control relating to the business and affairs of the Group and for this purpose the Sellers shall give the Buyer and any persons authorised by the Buyer full access to all such information (upon reasonable notice being served by the Buyer and only during Working Hours), and the Buyer may copy any such documents.

19.2 Each of the Sellers (at his own cost) shall:-

19.2.1 do or procure the doing of all such acts and things and/or execute or procure the execution of such documents in a form reasonably satisfactory to the Buyer as the Buyer considers necessary for the purpose of vesting the Shares in the Buyer or giving the Buyer the full benefit of all the provisions of this Agreement; and

19.2.2 (and shall procure that all other parties shall) execute and do all such deeds, documents, acts and things as the Buyer shall reasonably require for assuring to or vesting in the Buyer or its nominees with full title guarantee the beneficial ownership of and legal title to the Shares and to such dividends, rights and privileges which are agreed to be sold and purchased under this Agreement and otherwise for carrying into effect the terms of this Agreement.

19.3 Each of the Sellers (at the Buyer's cost) shall for a period not exceeding 18 months from the date of this Agreement give to the Buyer such assistance as the Buyer may reasonably require in connection with any dispute or threatened dispute directly or indirectly relating to any Group Company, the Properties, the Intellectual Property Rights and/or the Confidential Information.

20. **INVALIDITY**

If any provision of this Agreement is held to be unenforceable or illegal, in whole or in part, such provision or part shall to that extent be deemed not to form part of this Agreement but the enforceability of the remainder of this Agreement shall remain unaffected.

21. **EFFECT OF COMPLETION**

This Agreement (and in particular the Fundamental Warranties and the Commercial Warranties), the Disclosure Letter and the Tax Deed in so far as any of its provisions remain to be, or are capable of being, performed or observed, shall remain in full force and effect after Completion.

22. **WAIVER**

22.1 The failure by a party to exercise or delay in exercising any right or remedy under this Agreement shall not constitute a waiver of the right or remedy or a waiver of any other rights or remedies such party may otherwise have and no single or partial exercise of any right or remedy under this Agreement shall prevent any further exercise of the right or remedy or the exercise of any other right or remedy.

22.2 The parties' rights and remedies contained in this Agreement are in addition to, and not exclusive of, any other rights or remedies available at law.

22.3 Any waiver, release or compromise or any other arrangement of any kind whatsoever which a party gives or enters into with any other party in connection with this Agreement shall not affect any right or remedy of such party as regards any other parties or the liabilities of any other such parties under or in relation to this Agreement.

23. **COSTS**

The Buyer and the Sellers shall each pay their own costs in relation to the negotiation, preparation, execution and implementation of this Agreement and of each document referred to in this Agreement.

24. **SET OFF**

24.1 Each of the Buyer and the Guarantor shall be entitled, but not obliged, at any time or times without notice to the Sellers to set off any liability of the Sellers to the Buyer (such liability to have been agreed between the Sellers' Representative and the Buyer or the Guarantor (as applicable) or finally determined by a court of competent jurisdiction) against any liability of the Buyer or the Guarantor (as applicable) to the Sellers (in either case howsoever arising and whether any such liability is past, present or future, liquidated or unliquidated and irrespective of the currency of its denomination) and the Buyer or the Guarantor (as applicable) may for such purpose convert or exchange any currency (to be made on the basis of the average of the FX rates specified on the Bloomberg Terminal as at close of business on the Business Days before such conversion or exchange is effected). Any exercise by the Buyer or the Guarantor of its rights under this Clause 24 shall be without prejudice to any other rights or remedies available to the Buyer or the Guarantor under this Agreement or otherwise.

25. **ASSIGNMENT**

The Sellers agree that the Buyer shall be entitled to assign its rights under this Agreement and/or any Transaction Document to any member of the Buyer's Group provided that the Buyer shall procure that any such company to whom it assigns any of its rights under this Clause shall re-assign all such rights to the Buyer immediately prior to its ceasing to be a member of the Buyer's Group.

26. **CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999**

Except as expressly provided in this Agreement, a person who is not a party to this Agreement shall have no rights under the Contracts (Rights of Third Parties) Act 1999 to rely upon or enforce

any term of this Agreement provided that this does not affect any right or remedy of the third party which exists or is available apart from that Act.

27. **LIMITATION OF TIME**

In the event of any claim being made against the Sellers under the Fundamental Warranties, the Sellers shall not plead against such claim the provisions of the Limitation Act 1980 or any other statute or rule of law relating to limitation of time in which an action can be brought or claim made, provided that this Clause 27 is without prejudice to any express provisions of this Agreement regarding time limits for notifying or making claims.

28. **COUNTERPARTS**

This Agreement may be executed in any number of counterparts and by each of the parties on separate counterparts each of which when executed and delivered shall be deemed to be an original, but all the counterparts together shall constitute one and the same agreement.

29. **LAW AND JURISDICTION**

29.1 This Agreement and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes and claims) are governed by, and shall be construed in accordance with, English law.

29.2 The parties hereby submit to the exclusive jurisdiction of the High Court of England and Wales in relation to any matter, dispute or claim arising out of or in connection with this Agreement, its implementation or effect or in relation to its existence or validity (including non-contractual disputes or claims).

30. **SERVICE OF PROCESS**

30.1 In relation to this Agreement each of:-

30.1.1 the Buyer and the Guarantor appoint Aspentech Ltd, whose registered office is at C2 Reading International Business Park, Basingstoke Road, Reading, Berkshire RG2 6DT, United Kingdom; and

30.1.2 the Sellers appoint Klas Dahlgren of 26 Braid Farm Road, Edinburgh EH10 6LF, United Kingdom,

to be their respective agent for the receipt of service of Service Documents. Each party agrees that any Service Documents may be effectively served on it in connection with any proceedings in England and Wales by service on its agent effected in any manner permitted at that time by the Civil Procedure Rules of England and Wales, save that the parties agree that service shall not be permitted by e-mail.

30.2 Each party agrees and covenants that, so long as it has any obligations under this Agreement, it shall maintain a duly appointed agent for the receipt of service of Service Documents. If an agent at any time ceases for any reason to act as such for a party, the appointing party shall appoint a replacement agent having an address for service in England or Wales and shall notify the other parties of the name and address of the replacement agent. Failing such appointment and notification, any other party shall be entitled, by notice to that appointing party, to appoint a replacement agent to act on its behalf. The provisions of this Clause 30.2 applying to service on an agent apply equally to service on a replacement agent.

30.3 A copy of any Service Document served on an agent shall also be sent directly to the appointing party in accordance with the provisions of Clause 16 above. Failure or delay in so doing shall not prejudice the effectiveness of the service of the Service Document.

SIGNED by or on behalf of the parties on the date which first appears in this Agreement.

SCHEDULE 1

PART 1

THE SELLERS

	(1) **Names and Addresses of Sellers**	(2) **Number and class of Shares and in which company they are help**	(3) **Sellers' proceeds**
1	Klas Dahlgren of 26 Braid Farm Road, Edinburgh EH10 6LF, United Kingdom	1 ordinary share of £1 in the capital of Apex UK	12.5%
2	Homa Omrani of 26 Braid Farm Road, Edinburgh EH10 6LF, United Kingdom	1 ordinary share of £1 in the capital of Apex UK	12.5%
3	Apex Optimisation Nederland B.V. (registered number: 53725646) whose registered office is at Bergen, The Netherlands	50 shares of £1 each in the capital of the Apex Scottish Subsidiary	25%
4	Henrik Terndrup of Margrietlaan 9, 1862EC Bergen NH, The Netherlands	144 shares of €100 each in the capital of Apex Netherlands	40%
5	Sarah Perkins of 46 Tarlton Street, Somerton Park, SA 5044, Australia	18 shares of €100 each in the capital of Apex Netherlands	5%
6	Andrew Taylor of 46 Tarlton Street, Somerton Park, SA 5044, Australia	9 shares of €100 each in the capital of Apex Netherlands	2.5%
7	George la Grange of 117 South Road, Brighton, VIC, 3186, Australia	9 shares of €100 each in the capital of Apex Netherlands	2.5%

PART 2

APEX OPTIMISATION (UK) LTD

Registered number:	SC259687
Previous company names and effective date(s) of change(s):	Dynaproc Ltd: from 24 November 2003 to 21 February 2011
Registered office:	26 Braid Farm Road, Edinburgh EH10 6LF
Date and place of incorporation:	24 November 2003, Scotland
Issued share capital:	2 fully paid ordinary shares of £1 each
Shareholders:	
Name	*No and class of shares*
Klas Dahlgren	1 ordinary share of £1
Homa Omrani	1 ordinary share of £1
Directors:	Homa Omrani and Klas Dahlgren
Secretary:	Homa Omrani
Accounting reference date:	31 March
Charges:	None
Auditors:	None

APEX OPTIMISATION TECHNOLOGIES B.V.

Registered number:	37108273
Previous company names and effective date(s) of change(s):	Terndrup Consult & Associates (TCA) B.V.: from 25 August 2003 to 7 October 2013
Registered office:	Bergen, The Netherlands
Date and place of incorporation:	25 August 2003
Issued share capital:	180 fully paid ordinary shares of €100 each
Shareholders:	
Name	*No and class of shares*
Henrik Terndrup	144 ordinary shares of €100 each
Sarah Perkins	18 ordinary shares of €100 each
Andrew Taylor	9 ordinary shares of €100 each
George la Grange	9 ordinary shares of €100 each
Directors:	Henrik Terndrup
Secretary:	None
Accounting reference date:	31 December
Charges:	None
Auditors:	None

PART 3

SUBSIDIARIES

APEX OPTIMISATION LIMITED

Registered number:	SC413784
Previous company names and effective date(s) of change(s):	None
Registered office:	Centrum House, 108-114 Dundas Street, Edinburgh EH3 5DQ
Date and place of incorporation:	29 December 2011, Scotland
Issued share capital:	100 fully paid ordinary shares of £1 each
Shareholders:	
Name	*No and class of shares*
Apex UK	50 ordinary shares of £1 each
The Apex Seller	50 ordinary shares of £1 each
Directors:	Klas Dahlgren Susanne Grunnewald Terndrup Homa Omrani Henrik Terndrup
Secretaries:	Susanne Grunnewald Terndrup Homa Omrani
Accounting reference date:	31 December
Charges:	None
Auditors:	None

APEX OPTIMISATION SRO

Registered number:	C 38571
Previous company names and effective date(s) of change(s):	None
Registered office:	Regional Court in Hradec Kralove
Date and place of incorporation:	25 January 2017
Issued share capital:	CZK 50 000
Shareholders: Apex Scottish Subsidiary	 Basic No.: 1
Directors:	Henrik Terndrup
Managing Director:	Dalibor Puna
Secretary:	None
Accounting reference date:	31 December
Charges:	None
Auditors:	None

APEX OPTIMISATION INC.

Registered number:	56044-06
Status:	Dormant
Previous company names and effective date(s) of change(s):	None
Registered office:	16192 Coastal Highway, Lewes, Delaware 19958, County of Sussex (Agent: Harvard Business Services Inc.)
Date and place of incorporation:	9 September 2014 in the State of Delaware, United States
Issued share capital:	US$ 150
Shareholders:	
Name	*No and class of shares*
Apex Scottish Subsidiary	1500 Common Shares
Directors:	Henrik Terndrup Klas Dahlgren Homa Omrani Susanne Grunnewald Terndrup
Secretary:	Susanne Grunnewald Terndrup
Accounting reference date:	31 December
Charges:	None
Auditors:	None

SCHEDULE 2

PROPERTIES

FREEHOLD

None

LEASEHOLD

DESCRIPTION	TITLE NUMBER AND QUALITY OF TITLE IF REGISTERED	DATE OF LEASE AND PARTIES	TERM AND CURRENT RENT	PERMITTED USE
Office space located at Jan Ligthartstraat 1, 1817 MR Alkmaar.	Not applicable, as APEX Optimisation Technologies BV is not the owner of the property.	Lessor: RTC Offices BV. Lessee: APEX Optimisation Technologies BV. Date of signing: 3 November 2017.	The lease commenced on 1 October 2017 and has been entered into for an initial period of 6 months and runs up to and including 31 March 2018. Current rent is EUR 4320.- annually.	Office space (pursuant to section 7:230a of the Dutch Civil Code).
The suite of offices and ancillary accommodation on part of the Ground Floor of Centrum House, 108-114 Dundas Street, Edinburgh, EH3 5DQ	N/A	Dated 9 and 22 October 2014 and registered in the Books of Council and Session on 3 November 2014 Tenant: Apex Optimisation Limited (No SC413784) Landlord: Millard Estates Limited (No 00238475)	Term: 5 years from 6 October 2014 and expiring on 5 October 2019 Current Rent: £17,245 pa (exclusive of VAT)	Use as office premises
7 (1F1) Darnaway Street, Edinburgh EH3 6DW	N/A	Dated 4 April 2017 Tenant: Apex Optimisation Limited (No SC413784)	Term: 1 year from 3 April 2017 and expiring on 2 April 2018	Principal residence

		Landlord: Mrs G L Aitken	Current Rent: £1,000 pcm	

SCHEDULE 3

COMMERCIAL WARRANTIES

(Clause 6)

1. **SHADOW DIRECTORS**

1.1 No Group Company has liability as a former member, officer or shadow director of any person other than another Group Company nor are there any circumstances in which such liability will arise.

1.2 No person is or has been a shadow director of any Group Company within the meaning of section 251(1) of the Act.

2. **EFFECT OF SALE**

2.1 The execution or the performance by the Sellers of this Agreement or any of the Transaction Documents or any other document referred to herein or therein to be executed at or before Completion in accordance with this Agreement will not result in:

2.1.1 a breach of any agreement, arrangement, contract, obligation or liability to which a Group Company is a party or by which a Group Company is bound or any Licence or statutory or regulatory provision;

2.1.2 the loss of any right, benefit or licence which it currently enjoys or in any liability or obligation of the Group Company being created or increased or any other party being relieved of any obligation or becoming entitled to exercise any right (including any right of termination or any right of pre-emption or other option).

3. **INFORMATION, RECORDS AND DOCUMENTS**

Written Information and Material Disclosure

3.1 The information set out in Schedule 1 is true and accurate.

Storage of records

3.2 All of the records, systems and data (including any electronic, mechanical or photographic process whether computerised or not and including all means of access to it and from it) of the Group are recorded, operated and held at the Properties or are within the direct control of the Group.

4. **ACCOUNTS AND RECORDS**

Accuracy of the Accounts

4.1 The Accounts:-

4.1.1 have been properly prepared in accordance with Accounting Practice;

4.1.2 have been prepared in accordance with applicable laws and regulations;

4.1.3 have been prepared on a consistent basis and using consistent Accounting Practice and consistent application of Accounting Bases for the previous three financial years ended on the Accounts Date; and

4.1.4 give a true and fair view of the state of each Group Company's affairs and of their assets and liabilities as at, and of the profits and losses and total comprehensive income of each Group Company for the financial period ended on, the Accounts Date.

Content of Accounts

4.2 The Accounts make proper and adequate provision for, or proper and adequate disclosure of, all bad and doubtful debts and all other amounts considered to be irrecoverable, all liabilities and all financial commitments as at the Accounts Date.

Books and Records

4.3 Each Group Company's accounts, books, ledgers, financial and other records (the "**Books and Records**"):-

4.3.1 are in the possession or under the control of the Companies or the Subsidiary to which they relate;

4.3.2 have been properly prepared and maintained in accordance with the laws of the jurisdiction of the relevant Group Company's incorporation;

4.3.3 are up to date in all material respects (other than the shareholders' registers of each Group Company, which are up to date in all respects) and constitute an accurate record of all matters required by law to appear in them, and in the case of the accounting records, comply with the requirements of section 386 and section 388 of the Act.

4.4 No Group Company has received any written notice that any of the Books and Records (other than the shareholders' register of each Group Company) are incorrect in any material respect. No Group Company has received any notice or allegation that any shareholders' register of the Group are incorrect or should be rectified.

4.5 All material filings, publications, registrations and other formalities required by law to be delivered or made by the Group Companies to company registries in each relevant jurisdiction have been delivered or made on a timely basis.

4.6 To the extent that any of the Books and Records are maintained or stored electronically:-

4.6.1 either the Companies or a Subsidiary are the owner of any hardware and software required to access, maintain, copy and use such Books and Records, and such ownership is not shared with any other person; and

4.6.2 such Books and Records are adequately backed-up.

Events since the Accounts Date

4.7 Since the Accounts Date:-

4.7.1 the business of each Group Company has been carried on in the ordinary and usual course and in the same manner (including nature and scope) as in the financial year ended on the Accounts Date so as to maintain the business as a going concern;

4.7.2 there has been no material adverse change in the financial, cashflow or trading position of any Group Company;

4.7.3 there has been no material change in the assets and liabilities as shown in the Accounts nor has there been a material reduction in the value of any Group Company's net tangible assets using the same valuations as applied in the Accounts;

4.7.4 no distributions within the meaning of Part 23 of the Act or of CTA 2010 have been declared, paid or made by a Group Company except as provided in the Accounts;

4.7.5 no share or loan capital of any Group Company has been, or agreed to be, issued, allotted, redeemed, purchased or repaid by any Group Company;

4.7.6 no debtor has been released by any Group Company on terms that he pays less than the face value of his debt;

4.7.7 no material debt has been subordinated, written down or written off, provided against (in whole or in part), factored or assigned, and no Group Company has agreed to do any of the foregoing and no debt has proved to any material extent irrecoverable;

4.7.8 each Group Company has paid its creditors within the applicable periods agreed with the relevant creditor and there are no amounts owing by each Group Company which have been outstanding for more than 60 days;

4.7.9 there has been no material change in the level of borrowing or working capital requirements of any Group Company and no Group Company has repaid any borrowing or indebtedness in advance of its stated maturity;

4.7.10 no asset has been acquired or disposed of, nor any agreement entered into to acquire or dispose of any asset, by any Group Company (whether in the ordinary and usual course of trading or otherwise);

4.7.11 no material capital expenditure has been, or agreed to be, incurred and no commitments of a capital nature have been or agreed to be, entered into exceeding:

(a) US$10,000 in total by any Group Company for any individual item; and

(b) US$50,000 in aggregate by the Group;

4.7.12 no management, consultancy or like charges have been incurred or agreed to by any Group Company;

4.7.13 no Group Company's business has been adversely affected by the loss (whether before or after the Accounts Date) of any contract or customer or supplier or by any other factor not affecting similar businesses to a like extent and, so far as the Sellers are aware, there are no circumstances which are likely to give rise to any such effect on any Group Company's business; and

4.7.14 no resolution of the shareholders of any Group Company has been passed.

Management Accounts

4.8 The Management Accounts:-

4.8.1 have been prepared with due care and attention and in accordance with the accounting policies consistent with those used in preparing the management accounts for the previous three financial years ended on the Management Accounts Date;

4.8.2 fairly represent the assets and liabilities and state of affairs of each Group Company as at the Management Accounts Date and of its profits or losses for the period to which they relate; and

4.8.3 have been prepared on a consistent basis for each month.

5. **FINANCE**

Bank Borrowing

5.1 The total amount borrowed by each Group Company (excluding trade credit incurred in the ordinary course of business):

5.1.1 is from its bankers;

5.1.2 does not exceed its loan and other financial facilities (true and accurate details of all such facilities, including the amounts outstanding under them, are set out in the Disclosure Letter); and

5.1.3 does not exceed the limitation on its borrowing and other powers contained in its articles of association or any other deed or document binding upon it.

Guarantee

5.2 None of the facilities of any Group Company are dependent on the guarantee or support or indemnity of, or any security provided by, a third party other than a Group Company.

Loan Capital

5.3 No Group Company has outstanding loan capital nor has it borrowed or raised any money (save for short term borrowings from its bankers) nor has it factored or discounted its debts nor is it a party to any acceptance credit facility, bill of exchange, promissory note, finance lease or sale and lease-back arrangement or any other arrangement the purpose of which is to raise money which it has not repaid nor has any Group Company engaged in financing of a type which would not require to be shown or reflected in the Accounts.

Bank Certificate

5.4 A statement of the credit or debit balances of each Group Company's bank accounts as at a date not more than two Business Days before the date of this Agreement is attached to the Disclosure Letter and the Group has no other bank or deposit account (whether in credit or overdrawn) not included in such statement and since the date of such statement there have been no payments out of any such accounts except for routine payments (in the ordinary course of trading) and the aggregate balance on all current accounts is not substantially different from the aggregate balance shown on such statements.

Creation of charges

5.5 No Group Company has created, or agreed to create, any Encumbrance or given, or agreed to give, any guarantee, suretyship, indemnity or similar obligation or any agreement for the postponement of its debt.

Grants and Allowances

5.6 Details of all grants, subsidies or financial assistance received by the Target from any governmental department or agency or any local or other authority or body are set out in the Disclosure Letter.

6. **ASSETS AND STOCK**

Title

6.1 All the assets included in the Accounts or acquired by a Group Company since the Accounts Date are legally and beneficially owned by a Group Company free from any Encumbrance. Those assets are not the subject of any assignment, equity, royalty, factoring arrangement, leasing or hiring agreement, hire purchase agreement, conditional sale or credit sale agreement, agreement for payment on deferred terms or any similar agreement or arrangement (or any agreement or obligation, including a conditional obligation, to create or enter into any of the foregoing) except for:-

6.1.1 title retention provisions in respect of goods and materials supplied to a Group Company in the ordinary course of business; and

6.1.2 the security interests, if any, reflected in the Accounts and liens arising in the ordinary course of business by operation of law.

Possession

6.2 All of the assets owned or used by a Group Company are in the possession or under the control of a Group Company.

Asset registers

6.3 The asset registers of each Group Company attached to the Disclosure Letter comprise a fair record of all material plant, machinery, equipment and vehicles owned, held or used by each Group Company.

Condition

6.4 All plant, machinery, vehicles and other equipment and assets owned or used by each Group Company are in a good state of repair and have been properly maintained.

Maintenance

6.5 Maintenance contracts are in full force and effect in respect of all material assets of each Group Company which it is normal or prudent to have maintained by independent or specialist contractors and in respect of all assets which each Group Company is obliged to maintain or repair under any hire purchase, leasing, rental, insurance or other agreement.

Assets sufficient for business

6.6 The assets owned by each Group Company comprise all assets necessary for the continuation of the business of each Group Company as previously carried on.

Leased assets

6.7 No Group Company is a party to or liable under an asset lease or hire, hire purchase, credit sale or conditional sale, agreement.

Product Liability

6.8 No Group Company has given any guarantee or warranty or made any representation in respect of goods or services supplied or contracted to be supplied by it save for any warranty or guarantee implied by law and (save as aforesaid) has not accepted any obligation which could give rise to any liability after any such goods or services have been supplied by it.

7. **INSURANCE**

Insurance of Assets

7.1 All of each Group Company's material assets and Properties which are of an insurable nature have at all material times been, and are insured to their full reinstatement or replacement value against all such risks normally insured against by a prudent person carrying on a similar business to such Group Company.

Other Insurances

7.2 Each Group Company has at all times effected all insurances required by law.

Status and payment of premiums

7.3 All current insurance and indemnity policies effected by or on behalf of a Group Company (the "**Policies**") are valid and enforceable and all premiums have been duly paid. So far as the Sellers are aware, no Group Company has done anything or omitted to do anything which would make any of the Policies void or voidable and all premiums due on the Policies have been duly and punctually paid.

Claims

7.4 No claim is outstanding under any of the Policies and so far as the Sellers are aware no fact, matter or circumstance exists (including, without limitation, any claim by any third party against any Group Company or any event or circumstance which is likely to give rise thereto) which is likely to give rise to a claim under any of the Policies.

8. **CONTRACTS**

Material Contracts

8.1 No Group Company is nor has been within the past three years a party to, or subject to any contract, arrangement, obligation or liability which:-

8.1.1 is unusual or not wholly on an arm's length basis in the ordinary course of business;

8.1.2 is loss making;

8.1.3 restricts its freedom to carry on its business in any part of the world in such manner as it thinks fit; or

8.1.4 is an outstanding offer, proposal, estimate or quotation which, if accepted or incorporated into a contract would result in a contract which, if now in existence, would fall within any of sub-paragraphs 8.1.1 to 8.1.3 (inclusive) and 8.2.1 to 8.2.4 (inclusive).

8.2 No Group Company is a party to, or subject to any contract, arrangement, obligation or liability which:-

8.2.1 save for customer contracts made in the ordinary course of its business, is long term (i.e. not terminable on 60 days notice or less without payment of compensation or damages);

8.2.2 is onerous (i.e. cannot readily be performed by the Group Company on time or without undue or unusual expenditure of money, effort or personnel or involves payments of more than US$75,000 annually);

8.2.3 is a distributorship, agency or management agreement or arrangement;

8.2.4 may be terminated or varied by another party as a result of a change in the control, management or shareholders of any Group Company.

8.3 Copies of all material customer agreements, supplier agreements and standard terms and conditions of sale entered into by any Group Company and which are currently in force are contained in the Disclosure Bundle.

8.4 At least one Group Company is party to all agreements and arrangements required to carry on the business of the Group as at the date of this Agreement.

8.5 There is not outstanding any guarantee, indemnity or suretyship given by or for the benefit of any Group Company.

Breach of Contract

8.6 No Group Company has defaulted, the effect of which default may be material, under any agreement, trust deed, instrument or any arrangement to which it is a party and, so far as the Sellers are aware, there is no fact, matter or circumstance which is likely to give rise to any such default.

Customers and suppliers

8.7 No person who is, or who has during the last two years been, a substantial customer or supplier of goods or services to a Group Company has ceased, or has threatened or indicated to any Group

Company or a Seller an intention to cease trading with or supplying a Group Company or has reduced, or, so far as the Sellers' are aware, is likely to reduce, substantially its trading with or supply to a Group Company.

8.8 During the financial year ended on the Accounts Date or in the period since the Accounts Date not more than ten per cent of the goods purchased by a Group Company were derived from the same supplier, and not more than ten per cent of the goods sold by a Group Company were purchased by the same customer and for the purposes of this paragraph groups of companies shall be deemed a single person.

9. **INSIDER CONTRACTS**

9.1 No Group Company is, and has not been, a party to any agreement or arrangement (whether legally enforceable or not):-

9.1.1 which is or was not of an entirely arm's length nature; and

9.1.2 in which the Sellers or any connected person of or any of them is directly or indirectly interested.

9.2 There is no claim or fact, matter or circumstance which is likely to give rise to a claim against a Group Company by any Seller or any director or former director of a Group Company or any connected person of any of them.

Other interests of the Sellers

9.3 None of the Sellers nor any connected person of the Sellers has a direct or indirect interest in any person (other than a Group Company) or any Intellectual Property which is or is likely to be or become, competitive with the business of any Group Company (save as the legal and/or beneficial owner of any class of securities of any company dealt in on a recognised investment exchange (as defined in the Financial Services and Markets Act 2000) and in respect of which each Seller or such person owns not more than five per cent of all the issued securities of that class).

10. **LITIGATION**

10.1 No Group Company is, nor has during the three years preceding the date of this Agreement, been, engaged in any litigation, arbitration or administrative proceedings (including in relation to any Properties but excluding in relation to any Intellectual Property Rights) which are in progress or pending by or against any Group Company or any Seller or any director of a Group Company or any person for whose acts or defaults a Group Company may be vicariously liable (nor has the same been threatened to any Group Company or a Seller) and, so far as the Sellers are aware, there is no matter or fact in existence which might give rise to the same.

10.2 No governmental or official investigation or inquiry concerning any Group Company is in progress or pending.

10.3 No Group Company has manufactured, sold or supplied any product or service which is or will become in any material respect faulty, defective or dangerous.

10.4 The Seller is not aware of any circumstances which are likely to give rise to any such proceedings, investigation or enquiry as is referred to in paragraph 10.1 to 10.2.

11. **COMPETITION**

11.1 No Group Company is, or has been, a party to or liable under or for any agreement, arrangement, understanding, concerted practice or has participated in any conduct which infringes or has infringed Competition Law.

11.2 For the purposes of this Agreement, Competition Law means all competition, anti-trust or similar laws applicable to the business of any Group Company including, but not limited to:-

11.2.1 the Chapter I Prohibition or Chapter II Prohibition of the Competition Act 1998;

11.2.2 the Enterprise Act 2002;

11.2.3 Article 101 or Article 102 of the Treaty on the Functioning of the European Union (formerly Article 81 and Article 82 of the Treaty of Rome);

11.2.4 the Netherlands Competition Act ('*Mededingingswet*');

11.2.5 any United States antitrust law, including The Sherman Antitrust Act of 1890;

11.2.6 other competition rules whether of the United Kingdom or of the European Union relating to State aid, merger control, public procurement and anti-dumping; or

11.2.7 the competition law, anti-trust law, or law having equivalent purpose or effect, of or applicable in any other jurisdiction.

11.3 No director or employee of any Group Company is, or has been engaged in any activity which would be an offence under the Enterprise Act 2002 or an offence or infringement under any Competition Law.

11.4 No Group Company, nor any agreement, arrangement, understanding, concerted practice or conduct to which it is or has been a party is or has been the subject of any investigation, inquiry, proceedings or litigation by any Competent Authority or the subject of any arbitration or mediation proceedings in connection with any actual, alleged or suspected infringement of Competition Law.

11.5 No Group Company nor any of their directors or employees has received any notice that any such investigation, inquiry, proceedings or litigation, or any such arbitration or mediation proceedings, has been or may be initiated and no Group Company has received notice that any Competent Authority or any other person, body, agency or court may seek to initiate, or complain or solicit with a view to initiating, any of the above.

11.6 No Group Company has given, nor is considering giving, any commitment, undertaking, assurance or similar to any Competent Authority or any other person, body, agency or court in connection with the application of Competition Law.

11.7 No Group Company is or has been subject to any actual or potential restriction on its conduct as a result of any decision, judgment, order or announcement or similar issued or adopted by any Competent Authority or any other person, body, agency or court or following any arbitration or mediation proceedings in connection with the application of Competition Law.

12. LEGAL MATTERS

Compliance with law

12.1 Each Group Company has conducted its business (including its relations towards Employees and former Employees) in accordance with applicable law and regulations of any jurisdiction in which it carries on business.

Investigations

12.2 There is and has been no governmental (not including by a Tax Authority), regulatory or other investigation (other than by a Tax Authority), enquiry or disciplinary action regarding any Group Company or any past or current directors or employees of any Group Company (in respect of or relevant to their employment by or directorship of any Group Company) and none is pending or threatened and to the best of the Sellers' knowledge, information and belief, there are no circumstances which could give rise to such an investigation, enquiry or action.

Licences

12.3 Each Group Company has all necessary Licences (true, complete copies and accurate details of which are contained in the Disclosure Letter) for the proper carrying on of its business in any jurisdiction in which it carries on business and each Licence is valid, in force and unconditional and there are no factors that might in any way prejudice the continuance or renewal of any Licence and each Group Company has at all times carried on its business in compliance with their terms and conditions.

Documents filed

12.4 All returns, particulars, resolutions and other documents required to be delivered to the Registrar of Companies (or its Dutch equivalent) by each Group Company have been properly prepared and delivered and due compliance has been made with the provisions of the Act and other legal requirements in connection with the formation of each Group Company.

Powers of Attorney

12.5 No Group Company has given any power of attorney or similar authority which remains in effect (other than authority for an Employee to enter into routine trading contracts in the usual course of their duties).

13. **ETHICAL BUSINESS PRACTICES**

No bribery

13.1 No Group Company nor any person (including any employee, officer, subsidiary or any third party) who performs or has performed services for it or on its behalf has done or failed to do any act or thing the doing or omission of which does or could contravene Bribery Legislation.

No anti-bribery enforcement action

13.2 No Group Company nor any person (including any employee, officer, subsidiary or any third party) who performs or has performed services for it or on its behalf is or has been the subject of any actual, pending or threatened complaint, action, investigation, enforcement proceedings or prosecution under Bribery Legislation and there are no circumstances which may lead to such a complaint, action, investigation, enforcement proceedings or prosecution.

Adequate anti-bribery procedures

13.3 Each Group Company has (and has maintained at all times) adequate policies and procedures designed to ensure continued compliance with Bribery Legislation by each such Group Company and any person (including any employee, officer, subsidiary or third party) who performs or has at any time performed services for it or on its behalf.

Transparency in Supply Chains

13.4 Each Group Company has adequate policies and procedures designed to ensure that human trafficking is not taking place in any of its supply chains or in any part of its own business.

14. **INSOLVENCY**

14.1 In relation to each Group Company:-

14.1.1 no resolution has been passed (and no meeting has been convened, and no written resolution has been circulated with a view to any resolution), no petition has been presented and no order has been made, for the purpose of its winding up and no application or order has been made for a provisional liquidator to be appointed;

14.1.2 no notice of intention to appoint an administrator has been filed, no application for the appointment of an administrator has been made and no other steps in relation to the

appointment of an administrator have been taken nor has any administrator been appointed;

14.1.3 no procedure has been commenced, by the Registrar of Companies or any other person, with a view to striking off under section 1000 of the Act;

14.1.4 no administrative receiver, receiver, administrator, liquidator or provisional liquidator or similar officer has been appointed and no Encumbrance has been enforced;

14.1.5 no floating charge has crystallised and no holder of a floating charge has taken any steps to enforce such security;

14.1.6 no event has occurred or will occur by virtue of the execution and performance of this Agreement and the other agreements and documents referred to in it which would cause, or entitle any person to cause, any of the events cited at paragraphs 14.1.4 and 14.1.5 above;

14.1.7 it has not stopped paying its creditors, is not insolvent, and is not unable to pay its debts within the meaning of section 123 of the Insolvency Act 1986;

14.1.8 there is no unsatisfied judgment or order of any court or tribunal, or award of any arbitrator, outstanding against it;

14.1.9 no distress, attachment, execution or other process has been levied against any of its assets;

14.1.10 no decision of creditors, or any class of them, has been sought, no proposal has been made for a moratorium, composition or arrangement in relation to any of its debts, or for a voluntary arrangement under Part 1 of the Insolvency Act 1986; and

14.1.11 no event or step analogous or similar to any of the above has occurred in any jurisdiction.

14.2 In relation to the Apex Seller only:-

14.2.1 no resolution has been passed (and no meeting has been convened, and no written resolution has been circulated with a view to any resolution), no petition has been presented and no order has been made, for the purpose of its winding up and no application or order has been made for a provisional liquidator to be appointed;

14.2.2 no notice of intention to appoint an administrator has been filed, no application for the appointment of an administrator has been made and no other steps in relation to the appointment of an administrator have been taken nor has any administrator been appointed;

14.2.3 no procedure has been commenced, by the Registrar of Companies or any other person, with a view to striking off under section 1000 of the Act;

14.2.4 no administrative receiver, receiver, administrator, liquidator or provisional liquidator or similar officer has been appointed and no Encumbrance has been enforced;

14.2.5 no floating charge has crystallised and no holder of a floating charge has taken any steps to enforce such security;

14.2.6 no event has occurred or will occur by virtue of the execution and performance of this Agreement and the other agreements and documents referred to in it which would cause, or entitle any person to cause, any of the events cited at paragraphs 14.2.4 and 14.2.5 above;

14.2.7 it has not stopped paying its creditors, is not insolvent and is not unable and has not admitted its inability to pay its debts within the meaning of section 123 of the Insolvency Act 1986;

14.2.8 there is no unsatisfied judgment or order of any court or tribunal, or award of any arbitrator, outstanding against it;

14.2.9 no distress, attachment, execution or other process has been levied, on or over any of the Shares held by it;

14.2.10 no decision of creditors, or any class of them, has been sought, no proposal has been made for a moratorium, composition or arrangement in relation to any of its debts, or for a voluntary arrangement under Part 1 of the Insolvency Act 1986; and

14.2.11 no event or step analogous to any of the above has occurred in any jurisdiction.

14.3 In relation to each of the Sellers (save for the Apex Seller):

14.3.1 no statutory demand has been issued against him;

14.3.2 no petition has been presented (which has not been withdrawn) and no order made for his bankruptcy or for the appointment of a receiver over any of his assets;

14.3.3 there is no unsatisfied judgment or order of any court or tribunal, or award, of any arbitrator, outstanding against him;

14.3.4 no Encumbrance has been enforced and no distress, execution or other process has been levied, on or over any of the Shares or any assets held by him;

14.3.5 no proposal has been made or entered into in respect of any composition or arrangement with, or for, his creditors (including an individual voluntary arrangement) or an interim order has been made under section 252(1) of the Insolvency Act 1986;

14.3.6 he has not submitted an application for his own bankruptcy; and

14.3.7 no event or step analogous to any of the above has occurred in any jurisdiction.

15. INTELLECTUAL PROPERTY

15.1 Schedule 5 contains a list of (a) all registered Intellectual Property and (b) all unregistered Intellectual Property material for the carrying on of the business of any Group Company or which otherwise comprises a significant asset of any Group Company, in each case owned by any Group Company (the "**Owned Intellectual Property**").

15.2 All Intellectual Property material for the carrying on of the business of any Group Company or which otherwise would comprise a significant asset of any Group Company has been registered by a Group Company to the extent it is registrable.

15.3 The Group Company described as the owner or applicant of the Owned Intellectual Property in Schedule 5 is the sole legal and beneficial owner of such rights free from all Encumbrances.

15.4 None of the registrations or applications included in the Owned Intellectual Property is subject to, or (so far as the Sellers are aware) likely to be subject to, amendment, challenge, removal or surrender. So far as the Sellers are aware, there is nothing which may prevent any of the applications comprised in the Owned Intellectual Property being granted.

15.5 In respect of all Owned Intellectual Property registered by or on behalf of any Group Company, all application, filing, registration, renewal and other fees have been paid as and when due and all other reasonable steps required for the prosecution, maintenance and protection of the same have been taken on a timely basis.

15.6 No compulsory licences or licences of right have been granted or are likely to be granted in respect of any of the Owned Intellectual Property.

15.7 The Disclosure Letter contains details of all licences of Intellectual Property granted by any Group Company and all licences of Intellectual Property granted to any Group Company (in each case including, without limitation, research and development agreements, letters of consent, undertakings, and co-operation agreements entered into by any Group Company) (the "**IP Licences**").

15.8 No Group Company that is party to any IP Licence is in breach thereof. So far as the Sellers are aware no counterparty to any IP Licences is in breach thereof and there is no fact or matter likely to give rise to a breach of any of the IP Licences.

15.9 No notice to terminate any of the IP Licences has been given or threatened and there are no grounds on which any of the IP Licences may be terminated (including the entering into of this Agreement). No disputes have arisen in connection with any IP Licence.

15.10 Each Group Company owns, or has licensed to it, all Intellectual Property which is used, or required to be used, in or in connection with its business as presently carried on.

15.11 No person has asserted any moral or similar right in respect of any Intellectual Property Rights or any Intellectual Property which is the subject of an IP Licence, and no Group Company has breached any moral right of any third party.

15.12 None of the processes and methods employed, the business conducted, the services provided or the products manufactured, used or dealt with by any Group Company infringes, or has at any time prior to the date of this Agreement, infringed any Intellectual Property of any third party.

15.13 No claim has been made by a third party which alleges that any of the operations of any Group Company infringe, or is likely to infringe, the Intellectual Property of any third party or which disputes the right of any Group Company to use any Intellectual Property Rights. The Sellers are not aware of any circumstances likely to give rise to any such claim.

15.14 So far as the Sellers are aware there exists no actual or threatened infringement of any of the Intellectual Property Rights or any circumstance likely to constitute such an infringement. No Group Company has acquiesced in the unauthorised use by any third party of any Intellectual Property Rights.

15.15 So far as the Sellers are aware no mark, trade name or domain name identical or similar to any such rights in the Owned Intellectual Property has been registered, or is being used by any person in the same or a similar business to that of any Group Company in any country in which any Group Company has registered or is using that mark, trade name or domain name.

15.16 There is (and has during the three years preceding the date of this Agreement been) no civil, criminal, arbitration, administrative or other proceedings or dispute in any jurisdiction concerning any of the Intellectual Property Rights. No such proceedings or dispute are pending or threatened and no matter exists which might give rise to such proceedings or dispute.

15.17 No Group Company has disclosed or agreed to disclose any Confidential Information or Know How to any person other than (i) to its Employees who are bound by obligations of confidence or (ii) properly in the ordinary and usual course of business of the Group and on condition that the disclosure is to be treated as being of a confidential nature, and in each case where such Confidential Information or Know How is material to the business of the Group, the relevant Group Company has received a written undertaking of confidentiality from the recipient.

15.18 The Group Companies have applied reasonable security measures and secured all Confidential Information and Know-How to no less than a standard reasonably expected of a similar sized company and the Group Companies have provided adequate protection from unauthorised disclosure, copying or use of all Confidential Information and Know-How.

15.19 No Group Company is a party to a confidentiality or other agreement which restricts the free use or disclosure of information used in its business.

15.20 There are no injunctions, undertakings, orders, agreements or arrangements which restrict the disclosure, use or assignment by any Group Company of any of the Intellectual Property Rights.

15.21 None of the Owned Intellectual Property or the IP Licences will be lost or rendered liable to termination by virtue of the acquisition of the Group's business or the performance of this Agreement.

15.22 None of the Employees or ex-employees of any Group Company has created any work the Intellectual Property in which is used by any Group Company, except in the course of his employment by the relevant Group Company, and all Intellectual Property in such work is vested in a Group Company.

15.23 Materially complete and accurate records, files and documents have been maintained for all Intellectual Property Rights and such records, files and documents are in the possession or under the control of a Group Company.

15.24 No data (including any source code) stored on the Computer Systems have ever been lost or compromised due to a security breach or cyber attack.

16. **INFORMATION TECHNOLOGY**

For the purposes of the warranties in this paragraph 16 "**Computer Systems**" includes all hardware, firmware, peripherals, communication links, storage media, networking equipment and other equipment used in conjunction therewith together with all computer software and all related object and source codes and databases used by or on behalf of any Group Company.

16.1 All the Computer Systems used or required to be used by the Group:-

16.1.1 are in operating order; and

16.1.2 have adequate capacity for each Group Company's present needs.

16.2 The Group has taken all steps necessary to ensure that its business can continue to be carried on in the event that the Computer Systems should fail, whether due to natural disaster, failure or otherwise.

16.3 In the three years immediately preceding Completion no Group Company has suffered any major failures or bugs in or breakdowns of any of the Computer Systems (including hardware and software) which it uses in its business which have resulted in significant or repeated disruption or loss or interruption in or to its use.

16.4 The Computer Systems are either owned by, or properly licensed or leased to, each Group Company. No Group Company is in default under the licenses or leases and there are no grounds on which they might be terminated.

16.5 The ownership, benefit, or right to use the Computer Systems will not be lost as a result of the change in the underlying ownership or control of any Group Company.

16.6 Full details of all software written or commissioned, or otherwise owned, by each Group Company are set out in Schedule 5 and in the case of such software, no other person has rights therein or rights to use or copies of the software or source codes.

16.7 The terms of all software licences (other than licences for standard packaged software) in respect of software used or required to be used in the business of any Group Company have been disclosed in the Disclosure Letter. No Group Company has breached the terms of any such licence and no notices of breach or termination have been served on or by any Group Company in respect of any such licence.

16.8 The Computer Systems do not contain any third party software or systems which are not available from third party suppliers on arms length commercial terms.

16.9 The domain names listed in Schedule 5 are all the domain names used, or required to be used, in or in connection with the business of each Group Company as presently carried on (the "**Domain Names**").

16.10 The Companies are the sole owners of the Domain Names, together with the website(s) which may be accessed at those domain names (the "**Websites**") including the goodwill, copyright and other Intellectual Property in, and content of, the Websites.

17. **DATA PROTECTION**

17.1 Each Group Company has a valid registration under the Data Protection Act 1998 (the "**DPA 1998**") or the Dutch Data Protection Act (*Wet Bescherming Persoonsgegevens*) and has at all times complied with all applicable data protection laws, guidelines and industry standards.

17.2 No Group Company has received any written notices from the Information Commissioner (or any equivalent officer including, but not limited to, the Dutch Data Protection Authority ('*Autoriteit Persoonsgegevens*')) nor has it received any claims from individuals for breach of the DPA 1998 or any relevant analogous legislation in other jurisdictions.

18. **EMPLOYEES**

Particulars of Employees

18.1 The Disclosure Letter includes details of all of the Employees, and of those individuals to whom each Group Company has offered employment but whose employment has not yet started.

18.2 There is attached to the Disclosure Letter employment particulars for each Employee which are true, complete and accurate, including employer identification number, age, date of commencement of employment and (where applicable) end date of employment, name of employer, position, notice entitlement and all remuneration and benefits actually provided or which each Group Company is bound to provide (whether now or in the future) including, but not limited to, details of the following in respect of each Employee: wages or salary, overtime pay, commission, bonus or other profit sharing or incentive arrangements (whether contractual or not).

18.3 Each Employee is employed solely by a Group Company and not by any other person or jointly with any other person. Each Employee is employed exclusively in the business of a Group Company.

Terms and Conditions

18.4 Copies of the following are attached to the Disclosure Letter:-

18.4.1 all standard terms and conditions of employment in use by each Group Company and details of which terms and conditions apply to each Employee;

18.4.2 the terms and conditions of employment between each Group Company and any Employee and/or Worker;

18.4.3 all staff handbooks, policies and procedures which apply to the Employees; and

18.4.4 any other written agreement and details of any verbal agreement or arrangement relevant to the Employees (including, for the avoidance of doubt, any collective agreement).

18.5 There are no service agreements between any Group Company and its directors.

Workers

18.6 The Group Companies have no:-

18.6.1 apprentices;

18.6.2 trainees;

18.6.3 consultants;

18.6.4 sub-contractors;

18.6.5 non-executive directors;

18.6.6 secondees;

18.6.7 night workers (for the purposes of the Working Time Regulations 1998);

18.6.8 volunteers; or

18.6.9 Workers,

and there are no written or verbal contracts or letters of appointment for the same.

18.7 No individual engaged by a Group Company as a self-employed contractor, sub-contractor or consultant has alleged or been found to be an Employee for tax or employment law purposes and no individual who is engaged by a Group Company as a self-employed contractor, sub-contractor or consultant has been treated as an Employee within the previous two years.

Termination

18.8 The contract of employment of each of the Employees can be terminated without the payment of damages or compensation (other than that payable under statute) by giving three months' notice or less.

18.9 No Group Company has within the last 12 months given or received notice of resignation from any of the Employees and the Sellers are not aware of any Employee who intends to give notice of resignation other than the directors of the Group Companies in accordance with the terms of this Agreement.

18.10 No Employee will be entitled as a result of or in connection with any change of control of any Group Company or as a result of this Agreement:-

18.10.1 to terminate his employment with any Group Company;

18.10.2 to receive any payment, reward or benefit of any kind (including any enhancement in or improvement to his remuneration, benefits or terms and conditions of service).

Retirement

18.11 The Group Companies do not enforce, and have not enforced in the past 2 years, any default retirement age.

Changes in Remuneration

18.12 The aggregate level of remuneration payable to Employees has not increased by more than five per cent within the last 12 months.

18.13 There is no contractual or other obligation to increase or otherwise vary the remuneration payable to any Employee.

Accrued and Potential Liabilities

18.14 No present or former Employee or Worker or any applicant for any role in any Group Company has any:-

18.14.1 claim, outstanding or contingent or anticipated, against; or

18.14.2 right to be indemnified by

the Group Company arising out of an act or omission by the Group Company (including but not limited to claims in relation to holiday pay or sick pay) on or before the date of this Agreement and so far as the Sellers are aware there are no facts or circumstances that might give rise to the same.

18.15 No Employee has any current disciplinary sanction in force against him or is the subject of any current disciplinary investigation or procedure and no Employee or former Employee has brought a grievance or otherwise raised a complaint against any Group Company or any of its employees, officers or workers within the last two years.

18.16 No Group Company is or has within the last two years been engaged in any dispute, claim or legal proceedings whether arising under common law, contract, statute, pursuant to European Union law or otherwise in relation to any present or former Employee or Worker and so far as the Sellers are aware there is no fact, matter or circumstance in existence likely to give rise to any such dispute, claim or legal proceedings.

18.17 No present or former Employee has any claim, outstanding or contingent or anticipated, against any Group Company arising out of a breach by any Group Company of the Equal Pay Legislation ("**Equal Pay Legislation**" means the Equal Pay Act 1970, the Sex Discrimination Act 1975, the Equality Act 2010, the Equal Pay Directive (Council Directive 75/117/EEC), the Equal Treatment Directive (Council Directive 76/207/EEC), and Article 157 of the Treaty on the Functioning of the European Union).

18.18 No present or former Employee or Worker has at the date of this Agreement any:-

18.18.1 accrued rights to holiday pay or to pay in lieu of holidays (including but not limited to any historic underpayment of holiday pay) which have not been provided for in full in the Management Accounts;

18.18.2 loan or advance or has received any financial assistance from any Group Company;

18.18.3 right now or in the future:

(a) to return to work (whether for reasons connected with maternity, paternity, adoption or parental leave or absence by reason of illness or incapacity, secondment or otherwise);

(b) to be reinstated or re-engaged by any Group Company; or

(c) to any other compensation.

18.19 No Group Company has at any time had in place or provided any PHI or medical expenses insurance scheme for or to its Employees, Workers or directors.

18.20 So far as the Sellers are aware, none of the Employees is in breach of his contract of employment or any other obligation or duty he owes to a Group Company.

18.21 No Employee has at any time in the last six months exercised a right to request a contract variation under section 80F of the Employment Rights Act 1996.

Trade Unions and collective issues

18.22 No Group Company has any verbal or written agreement or other arrangement with any trade union or works council or other body representing Employees or any of them, and the standard information and consultation provisions set out in the Information and Consultation of Employees Regulations 2004 do not apply in respect of the Employees.

18.23 No Group Company recognises any trade union or works council or other body representing the Employees or any of them.

18.24 No Group Company has done any act or thing that may be construed as recognition of any trade union or works council or other body representing the Employees or any of them.

18.25 No requests for recognition pursuant to Schedule A1 of the Trade Union and Labour Relations (Consolidation) Act 1992 (as amended) have been received by any Group Company, and no requests to commence negotiations to reach an agreement have been received by any Group Company, pursuant to the Information and Consultation of Employees Regulations 2004.

18.26 No Group Company has within the period of 12 months preceding the date of this Agreement:-

18.26.1 been a party to any relevant transfer as defined in the Transfer of Undertakings (Protection of Employment) Regulations 1981 for the purpose of any transfers of undertakings taking place before 6 April 2006, and in the Transfer of Undertakings (Protection of Employment) Regulations 2006 for the purpose of any transfers or service provision changes taking place on or after 6 April 2006; or

18.26.2 failed to comply with any duty to inform and consult any appropriate representative arising under either of the said Regulations.

18.27 No Employees or former Employees have transferred to a Group Company under a relevant transfer who at any time prior to the relevant transfer:-

18.27.1 were members of an occupational pensions scheme; or

18.27.2 were members of a scheme providing an interest in or option over shares where that scheme has not been materially replicated by the Group Company.

Compliance

18.28 Each Group Company has in relation to each of its present and former Employees and Workers, and any representatives of such Employees or Workers:-

18.28.1 complied with and performed all obligations and duties they are required to perform (and settled all outstanding claims) whether or not legally binding and whether arising under statute, common law, in equity, under European Union law, contract, collective agreement or otherwise (including but not limited to compliance with the Working Time Regulations1998); and

18.28.2 maintained and continues to maintain adequate and suitable personnel records (including records of working time) which are now up to date, complete and accurate.

18.29 No claims, disputes, investigations or complaints have been made or threatened in respect of working time or in relation to the Working Time Regulations 1998.

18.30 No Group Company is or has been the subject of any enquiry or investigation by the Commission for Racial Equality, the Equal Opportunities Commission, the Disability Rights Commission, the Equality and Human Rights Commission, any health and safety enforcement body or any other statutory or regulatory body or any Dutch equivalent of such, in respect of any act, event, omission or other matter relating to any Employee and there are no facts which might give rise to the same.

18.31 All Employees have leave to enter and remain in the United Kingdom or The Netherlands and are entitled to work in their current role in the United Kingdom under the Asylum and Immigration Act 1996 and/or the Immigration, Asylum and Nationality Act 2006, as applicable.

18.32 All Employees have provided the necessary documentary evidence to show that they have leave to enter and remain in the United Kingdom or The Netherlands, as required under the Asylum and Immigration Act 1996 and/or the Immigration, Asylum and Nationality Act 2006, as applicable.

18.33 All Employees who are engaged on fixed term or part time contracts have materially similar terms and conditions of employment or engagement to comparator permanent employees, full time employees.

19. **PENSIONS**

19.1 No Group Company is or has ever been a party to any agreement or arrangement other than the Pension Scheme and the Contributions Arrangement for the provision of any Relevant Benefits for any person.

19.2 The Group Companies have no obligation:

19.2.1 to make available to any person a stakeholder pension scheme (as defined in section 1 of the Welfare Reform and Pensions Act 1999); or

19.2.2 to pay contributions to personal pension schemes (as defined in section 1 of the Pension Schemes Act 1993) other than under the Contributions Arrangement.

19.3 The Contributions Arrangement will cease to apply at Completion.

19.4 The Pension Scheme is a money purchase scheme (as defined in section 181 of the Pension Schemes Act 1993). No assurance, promise or guarantee (whether oral or written) has been given to any person as to the level or amount of benefits to be provided under the Pension Scheme.

19.5 There have been delivered to the Buyer true and complete copies of:

19.5.1 all of the governing documentation of the Pension Scheme including copies of all material trust deeds and rules and material amendments and additions to them, members' announcements and booklets;

19.5.2 all documents that have been issued about the Pension Scheme to any Employees or former Employees;

19.5.3 documents showing the rate and the amount of the contributions any Group Company has undertaken to contribute to the Pension Scheme;

19.5.4 a list of all Employees together with all particulars necessary to establish (a) the contributions payable or contingently payable to or in or respect of them under the Pension Scheme and (b) any additional cost of complying with the employer duties in sections 2-9 of the Pensions Act 2008 on the assumption that those duties already apply to the Group Companies; and

19.5.5 any agreement entered into by any Group Company in contemplation of compliance with the employer duties under Chapter 1 of Part 1 of the Pensions Act 2008.

19.6 No undertaking or assurance has been given to all or any of the Employees or former Employees as to the continuance, introduction increase or improvement of any Relevant Benefits.

19.7 No contributions, fees, charges, liabilities or expenses relating to or in connection with the Pension Scheme and/or the Contributions Arrangement payable by any Group Company remains outstanding at Completion.

19.8 So far as the Seller is aware, there are no claims or actions in respect of the Pension Scheme (including complaints to the Pensions Ombudsman or investigations by the Pensions Regulator) in progress, pending or threatened (other than routine claims for benefits) and no circumstances exist which might give rise to any such claim or action.

19.9 Since 1 May 1982 no Employee or former Employee has ever had his contract of employment transferred to any Group Company from another employer in circumstances where the Transfer of Undertakings (Protection of Employment) Regulations applied to the transfer of that contract.

19.10 No person with which any Group Company is connected or of which any Group Company is an associate participates, or has participated, as an employer in an occupational pension scheme other than a money purchase scheme (as defined in section 181 of the Pension Schemes Act

1993). For the purposes of this paragraph, "connected" and "associate" are to be interpreted in accordance with sections 249 and 435 respectively of the Insolvency Act 1986.

19.11 Apex Netherlands is not, nor has ever been, a party to any agreement or arrangement regarding pension schemes (as defined in the Dutch Pension Act 2007).

20. **TAX MATTERS**

Tax returns and compliance

20.1 Each Group Company has within the relevant time limits correctly made all returns, given all notices and submitted all computations, accounts or other information required by law to be made, given or submitted to any Tax Authority and all such returns and other documentation were and remain true, complete and accurate in all material respects.

20.2 All claims, elections and disclaimers assumed for the purposes of the Accounts have within the relevant time limits (to the extent that they have already passed) been correctly made and submitted and remain valid in all material respects.

20.3 No Group Company has any agreement or arrangement with a Tax Authority whereby it is assessed to or accounts for Tax other than in accordance with the strict terms of relevant legislation or published practice of the relevant Tax Authority.

20.4 No Group Company is a qualifying company within the meaning of Schedule 46 of Finance Act 2009 (Duties of Senior Accounting Officers of Qualifying Companies) in the UK.

20.5 No Group Company is required to publish a tax strategy by the provisions of section 161 and Schedule 19 of Finance Act 2016 in the UK (or any similar legislation elsewhere).

Deductions and Payments of Tax

20.6 Each Group Company has:-

20.6.1 properly deducted and/or withheld from payments made by it all Tax required to be deducted and/or withheld by law; and

20.6.2 within the relevant time limits paid or accounted for all Tax which it is or was so liable to pay or account for (including Tax required to be deducted or withheld from payments) to the relevant Tax Authority.

20.7 No Group Company is liable to pay corporation tax in instalments.

Records

20.8 Each Group Company has maintained and has in its control all records required by law for Tax purposes and all such records (as at the time reflected by the relevant record) remain true, complete and accurate in all material respects. In particular, without limitation, each Group Company has sufficient records to enable it to calculate any present or, so far as possible, future liability for Tax of a Group Company or its entitlement to any deduction, relief or repayment of Tax.

Penalties, disputes and investigations

20.9 No Group Company is, or has within the last six years been, liable to pay any fine, interest, surcharge or penalty in relation to Tax, nor involved in any dispute with, or the subject of an enquiry or investigation by, a Tax Authority and so far as the Sellers are aware there are no facts which are likely to cause it to become liable to pay any fine, interest, surcharge or penalty nor to give rise to any such dispute, enquiry or investigation.

20.10 No enquiry which has been made into a corporation tax return of a Group Company remains outstanding.

Prevention of the facilitation of tax evasion

20.11 Each Group Company and each of its associated persons has:

20.11.1 complied with all applicable laws, statutes, regulations, guidance, recognised practice and codes, whether relating to taxation, the prevention of tax evasion and/or the prevention of the facilitation of tax evasion (whether within, or outside of, the United Kingdom) including but not limited to the Criminal Finances Act 2017 ("**CFA 2017**") ("**Relevant Tax Requirements**");

20.11.2 not done, failed to do or been engaged in any activity, practice, conduct or thing which would (or the omission of which would):

(a) constitute:

(i) a UK tax evasion offence within the meaning of section 45(4) of the CFA 2017 ("**UK Tax Evasion Offence**");

(ii) a foreign tax evasion offence within the meaning of sections 46(5) of the CFA 2017 ("**Foreign Tax Evasion Offence**"); or

(iii) facilitation of a UK Tax Evasion Offence or Foreign Tax Evasion Offence (together, a "**Tax Evasion Offence**") within the meaning of sections 45(5) or 46(6) of the CFA 2017 ; and

(b) fail to prevent the facilitation of a Tax Evasion Offence; and

20.11.3 in place reasonable and proportionate policies and procedures, including prevention procedures under the CFA 2017, to ensure continued compliance with the Relevant Tax Requirements and paragraph 20.11.2.

20.12 For the purpose of paragraph 20.11, the meaning of prevention procedures and associated persons shall be determined in accordance with sections 44(4), 44(5), 45(3) and 46(4), as applicable of the CFA 2017 (and any guidance issued under section 47 of the CFA 2017).

Secondary Liabilities

20.13 No Tax has been or, so far as the Sellers are aware, may be assessed on or required to be paid by any Group Company where the amount in question is the primary liability of another person, and where such assessment or requirement arose or arises by reason of the failure by any other person to satisfy a Tax liability.

Close Company

20.14 No Group Company is or ever has been a close investment holding company for the purposes of section 34 CTA 2010 in the UK.

20.15 If any Group Company is a close company, it has not made any loan to any participator or any associate (for the purposes of sections 455, 459 or 460 CTA 2010) which remains outstanding or provided any payment or benefit to a participator which has or could be treated as a distribution (including for the purposes of section 1064 CTA 2010).

Residence and Overseas Matters

20.16 Each Group Company is, and always has been, resident only in its country of incorporation for Tax purposes (and has never been treated as resident outside its country of incorporation for the purposes of any double tax convention).

20.17 No Group Company is carrying on or has ever carried on any trade or otherwise been liable to Tax other than in its country of incorporation, or is acting or has ever acted as the branch, agent, factor, or tax representative of any person resident outside its country of incorporation for Tax purposes.

Employee Tax

20.18 Each Group Company has properly operated the PAYE system and complied with all its obligations in respect of national insurance and social security contributions and has complied with all its reporting, accounting and payment obligations to the relevant authorities in connection with payments (including notional payments) and benefits provided for employees or directors (including former employees and directors) of a Group Company or others.

20.19 Other than the Sellers, no employee or director or former employee or director of a Group Company or any person associated with any of them holds or has within the last six years held any shares or securities or options over or interests in any shares or securities of any Group Company, or the Apex Seller.

20.20 No payments or loans have been made to, nor any assets made available or transferred to, nor any assets earmarked, however informally, for the benefit of, any employee or former employee (or any associate of such employee or former employee) of any Group Company by an employee benefit trust or another third party, falling within the provisions of Part 7A ITEPA in the UK.

VAT and Indirect Taxes

20.21 Each Group Company is registered in its country of incorporation for the purposes of the legislation relating to VAT and is not registered, and is not required to register, in any other jurisdiction in respect of VAT or any similar tax.

20.22 Other than the Group Companies, no companies have been treated as a member of the same group of companies as any Group Company for the purposes of VAT (including, in the UK, section 43 VATA) and neither section 43(1AA) VATA nor section 43(2A) VATA (in the UK or any equivalent overseas legislation elsewhere) has applied or could apply in relation to a member of such groups.

20.23 No Group Company:-

20.23.1 has been given any surcharge liability notice in relation to VAT; or

20.23.2 is required to make payments on account of VAT (including, in the UK pursuant to the Value Added Tax (Payments on Account) Order 1993) or to give security to a Tax Authority in relation to VAT or customs or excise duties.

20.24 All supplies made by each Group Company are taxable supplies.

20.25 No Group Company has made a real estate election (including, in the UK, within the meaning of paragraph 21 Schedule 10 VATA) or option to tax (within the meaning of Schedule 10 VATA).

20.26 So far as the Sellers are aware, there are no restrictions on a Group Company opting to tax or making a real estate election and so from charging VAT on any payment made by the tenant, licensee or occupier under any lease, tenancy, licence or agreement to which any of the Properties are subject.

Groups

20.27 No Group Company has any outstanding obligation to make or any entitlement to receive any payment to or from another company (other than another Group Company) in respect of any amounts surrendered, or agreed to be surrendered, by way of group relief, either to or by a Group Company.

20.28 No Group Company has entered into any group payment arrangement in respect of corporation tax pursuant section 59F of the Taxes Management Act 1970 (group payment arrangements) in the UK (or similar legislation elsewhere).

20.29 No Group Company has received a preliminary notice or a charging notice from a Tax Authority in relation to diverted profits tax.

20.30 All debits and credits in respect of a Group Company's intangible fixed assets are brought into account by the relevant Group Company as debits or credits (as the case may be) for the purpose of Part 8 to the CTA 2009 in the UK at the time and to the extent that such debits and credits are recognised in the statutory accounts of the relevant Group Company.

Loan Relationships and Derivative Contracts

20.31 All debits and credits in respect of a Group Company's loan relationships or derivative contracts are brought into account by that Group Company as debits or credits for the purposes of Part 5 CTA 2009 (Loan Relationships) or Part 7 CTA 2009 (Derivative Contracts) (as the case may be) at the time and to the extent that such debits and credits are recognised in the statutory accounts of the relevant Group Company.

Stamp Taxes

20.32 All documents that are necessary in proving the title of a Group Company to an asset owned at Completion and which are not subject to stamp duty land tax or land and buildings transaction tax have been duly stamped for stamp duty purposes and no such documents which are outside the United Kingdom would attract stamp duty if brought into the United Kingdom.

20.33 No relief from stamp duty or stamp duty land tax or land and buildings transaction tax previously granted will or, so far as the Sellers are aware, may be withdrawn on or in connection with the sale of the Companies pursuant to this Agreement, or in respect of any Group Company ceasing to be a member of the same group of companies as any other Group Company.

20.34 No Group Company has:-

20.34.1 entered into a contract to purchase any land or an agreement to take a lease of any land which in either case has not been completed by a conveyance or the grant of a lease;

20.34.2 entered into a land transaction where there will or, so far as the Sellers are aware, may be an obligation in the future to make a further land transaction return; or

20.34.3 applied to defer payment of stamp duty land tax (including, in the UK, under section 90 Finance Act 2003) or land and buildings transaction tax (including, in the UK, under section 41 Land and Buildings Transaction Tax (Scotland) Act 2013).

Inheritance Tax

20.35 Neither the assets nor the shares of any Group Company are or may be subject to any charge by virtue of section 237 Inheritance Tax Act 1984 in the UK (or equivalent legislation elsewhere), no person has or may have the power under section 212 Inheritance Tax Act 1984 in the UK (or equivalent legislation elsewhere) to raise inheritance tax by sale or mortgage of, or a terminable charge on, any of a Group Company's assets or shares and no Group Company has made any transfer of value to which Part IV Inheritance Tax Act 1984 in the UK (or equivalent legislation elsewhere) might apply.

Anti-avoidance

20.36 No Group Company or any connected company within the meaning of section 1122 CTA 2010 in the UK (or similar legislation elsewhere) has carried out, been party to, or otherwise involved in any transaction where the sole or main purpose or one of the main purposes was the avoidance of Tax or the obtaining of a tax advantage, whether as part of a scheme, arrangement, series of transactions or otherwise.

20.37 No Group Company has been party to any transaction in respect of which a different amount or value than the amount or value of the actual consideration given or received by the Group Company should or could be substituted for Tax purposes including, for the avoidance of doubt, any transaction to which Part 4 TIOPA 2010 (or similar legislation elsewhere) does or might apply.

20.38 No Group Company has been party to or otherwise involved in any transaction in respect of which disclosure has been made or is required (including pursuant to Part 7 Finance Act 2004 or Schedule 11A VATA).

Events since Accounts Date

20.39 Since the Accounts Date:-

20.39.1 no Group Company has entered into any transaction which will or may (disregarding any statutory right to make any election or claim any allowance or relief other than one allowable under section 38 TCGA) give rise to a liability to corporation tax on chargeable gains;

20.39.2 nothing has occurred as a result of which a Group Company has been required to bring a disposal value into account or suffer a balancing charge, or withdrawal of first year allowances or a recovery of excess relief for the purpose of capital allowances; and

20.39.3 no Group Company has disposed of or otherwise realised any intangible fixed assets for the purposes of Part 8 CTA 2009 in the UK nor been involved in any transaction or arrangement whereby it would be treated as having done so.

Other Taxes

20.40 No Group Company is registered or required to register for insurance premium tax, landfill tax, Scottish landfill tax, climate change levy or aggregates levy.

20.41 No Group Company is required to register as a contractor under the provisions of section 59 of the Finance Act 2004 in the UK and the expenditure incurred by each Group Company on construction, refurbishment and fitting-out works in each of the three years ending on the Accounts Date is less than £1 million.

Apex Netherlands

20.42 Apex Netherlands has not claimed the application of a Tax Facility.

20.43 Apex Netherlands is not and nor has it in the past been part of any CIT Fiscal Unity or VAT Fiscal Unity, not has Apex Netherlands been party to any other tax consolidated filing regime under any comparable provisions of other applicable non-Dutch laws.

20.44 The Tax accounts of Apex Netherlands have been correctly prepared from the information contained in the statutory accounts of Apex Netherlands and in accordance with all applicable law and accounting practices applicable to Tax.

21. PROPERTY

Title

21.1 The particulars of the Properties set out in Schedule 2 are accurate.

21.2 No Group Company has any real or contractual right or interest in any land or buildings other than the Properties and does not use or occupy any other land or buildings.

21.3 There is no insurance policy relating to any issue of title affecting the Properties.

Encumbrances

21.4 The Properties and title deeds are not subject to any Encumbrance or any agreement to create an Encumbrance.

Performance

21.5 Each Group Company has materially observed all obligations, restrictions, reservations, agreements, statutory requirements, byelaws, orders, building regulations and other stipulations and regulations affecting the Properties and the use of the Properties and there is no outstanding complaint alleging breach or non-observance in respect of them which has been made to any Group Company, Seller or landlord of the Properties.

Leasehold Property

21.6 Where the interest of any Group Company in any of the Properties is as a tenant under a lease, or as a licensee under a licence of the Property:-

21.6.1 the lease documents referred to in Schedule 2 constitute the whole terms under which the lease is held;

21.6.2 a Group Company remains exclusively in right of the tenant's part of the lease and presently in occupation of the whole of the Properties let by the lease;

21.6.3 no Group Company has granted any sub-lease or sub-leases of the Properties or any part of it or any other right of occupation of the Properties or any part of it to any third party;

21.6.4 all licences, consents and approvals required from the landlord and any superior landlord in respect of the Properties have been obtained and the obligations of the Group Company in those licences, consents and approvals have been observed in all material respects;

21.6.5 each Group Company has observed in all material respects all obligations and other terms of the lease or licence under which the Properties are held;

21.6.6 no written notice of any alleged breach or non-observance of any of the material terms of the lease or licence has been served on any Group Company;

21.6.7 no deposit of money has been given by a Group Company to the landlord as security for due performance of any of its obligations; and

21.6.8 there is no guarantor of any Group Company's obligations under the lease.

21.7 The landlord of the Property located in Scotland (Millard Estates Limited, company number 00238475) has consented to the Apex Scottish Subsidiary fit out works and such works have been carried out and completed in accordance with appropriate building warrant documentation.

21.8 The break option as at 6 October 2017 in the lease for the Property located in Scotland has not been exercised and Apex Scottish Subsidiary has the benefit of a rent free period from 6 October 2017 until 5 January 2018.

Use and Planning

21.9 All of the Properties are actively used by a Group Company in connection with the business of the Seller.

21.10 The existing use of the Properties is the lawful permitted use under any applicable town and country planning legislation and in the case of leasehold property under the terms of its lease or licence agreement and is not a temporary use or personal to a Group Company.

Services

21.11 The Properties abut roadways adopted by the local authority and maintainable at the public expense.

21.12 The Properties have current fire risk assessments and have sufficient rights of escape in the event of fire or other emergency.

21.13 The Properties drain into public sewers and drains. There are available to the Properties such services (including electricity, gas and water supplies, sewerage and telecommunication lines) as are necessary for the existing use of the Properties.

Condition of Properties

21.14 All fixtures and fittings on the Properties are in good and substantial repair and condition so as to be fit for the purpose for which they are at present used.

21.15 There is affixed to the Properties a valid energy performance certificate in terms of the Energy Performance of Buildings (Scotland) Regulations 2008for the Properties.

21.16 So far as the Sellers are aware, no flooding, subsidence, landslip, heave, mining activities, damp, rot, infestation or material defect affects or has affected the Properties.

Liabilities

21.17 No Group Company has ever been a party to any lease or licence (other than in relation to the Properties) in respect of which an actual or contingent obligation or liability may exist.

21.18 So far as the Sellers are aware, there are no circumstances likely to entitle or require a landlord or any other person to exercise any power of entry upon, to break the term of, to irritate any lease of, or to take possession of, the Properties or which would otherwise restrict or terminate any Group Company's continued possession or occupation.

22. **ENVIRONMENTAL AND HEALTH AND SAFETY**

Use of the Properties and Legal Compliance

22.1 Each Group Company is being and has been operated at all times in compliance with Environmental Laws and Health and Safety Laws and, so far as the Sellers are aware, there are no facts or circumstances which may give rise to any breach of or liability under any Environmental Laws or Health and Safety Laws.

22.2 The Group Companies have obtained and have at all times complied with, all required Environmental and Health and Safety Permits.

Hazardous Substances

22.3 No Group Company has caused or knowingly permitted the presence of Hazardous Substances at any of the Properties which is likely to give rise to actual or potential liability under Environmental Laws.

23. **APEX SELLER AND AUSTRALIAN COMPANY**

23.1 Neither the Apex Seller nor the Australian Company:

23.1.1 relies on the services of any Employees or Workers;

23.1.2 are in any way involved with the business as presently carried on by any Group Company (save for, in the case of the Apex Seller being a holder of the UK Subsidiary Share Capital and, in the case of the Australian Company, being a consultant to the Group); or

23.1.3 own or have the right to use any of the Intellectual Property Rights.

24. **CORPORATE**

Incorporation and Existence

24.1 Each Group Company is a limited company duly organised and validly existing under the law of its place of incorporation and has been in continuous existence since incorporation.

24.2 Each Group Company has the power to carry on its business as now conducted and the business of each Group Company has at all times been carried on intra vires.

24.3 The constitutional documents of each Group Company in the form attached to the Disclosure Letter are true and complete and are currently in force.

Apex US

24.4 Apex US is dormant and does not have any liabilities or obligations, contingent or otherwise, including for the avoidance of doubt, any obligation to subscribe for loan stock or shares.

24.5 Apex US is not party to any agreements or other arrangements.

24.6 Apex US has no liabilities or obligations, outstanding, contingent or otherwise.

SCHEDULE 4

LIMITATION ON SELLERS' LIABILITY

1. **GENERAL EXCLUSIONS ON LIABILITY**

1.1 The Sellers shall have no liability whatsoever in respect of a Claim (other than a Tax Claim, to which the provisions of the Tax Deed shall apply), to the extent that:

1.1.1 such Claim arises or is increased as a result of, or is otherwise attributable to:-

(a) any breach by the Buyer of any of its obligations under this Agreement or any Transaction Document; or

(b) any action carried out by the Sellers or any Group Company under written instruction from the Buyer;

1.1.2 any specific allowance, provision, reserve or note has been made for the matter giving rise to such Claim or such amount is included as a liability in the Accounts, the Management Accounts or the Completion Accounts;

1.1.3 any allowance, provision or reserve made in the Accounts, the Management Accounts or the Completion Accounts is insufficient by reason of any change to legislation, any increase in rates of Tax or any other change in the published practice of a Tax Authority, in each case made on and/or after Completion with retrospective effect; or

1.1.4 the loss or damage was remedied in full by the Sellers within 20 Business Days of the Buyer notifying the Sellers in writing of the breach giving rise to such loss or damage (for the purpose of this paragraph, deemed service shall not constitute notice).

2. **LIMITATIONS ON QUANTUM AND TIME LIMITS FOR BRINGING CLAIMS**

2.1 Subject to paragraphs 2.3 and 2.1.7, the Sellers' liability under this Agreement and the Tax Deed shall be limited as follows:

2.1.1 the Sellers shall not be liable for a claim (or series of claims arising from substantially the same facts or circumstances) for a breach of any Commercial Warranty which does not exceed US$25,000 (including interest, costs (save for legal costs), fines, penalties and surcharges) (a "**De Minimis Claim**").

2.1.2 no claim for a breach of any Commercial Warranty shall be made by the Buyer until the aggregate liability for all claims under the Commercial Warranties (including all previous claims other than De Minimis Claims, in each case whether or not satisfied and including interest, costs (save for legal costs), fines, penalties and surcharges) shall equal or exceed US$230,000 (in which case the whole amount shall be capable of being claimed and not merely the excess);

2.1.3 the Sellers' maximum aggregate liability in respect of all the Commercial Warranties (other than the IP Warranties) (including interest, costs, fines, penalties and surcharges) is limited to US$11,500,000; provided that each of the Australian Sellers' maximum liability shall be limited as follows:

(a) Sarah Perkins: US$345,000;

(b) Andrew Taylor: US$172,500; and

(c) George Lagrange: US$172,500;

2.1.4 the Sellers' maximum aggregate liability in respect of all the IP Warranties (including interest, costs, fines, penalties and surcharges) is limited to US$17,250,000; provided that each of the Australian Sellers' maximum liability shall be limited as follows:

(a) Sarah Perkins: US$517,500;

(b) Andrew Taylor: US$258,750; and

(c) George Lagrange: US$258,750;

2.1.5 the Sellers' maximum aggregate liability in respect of all the Fundamental Warranties (including interest, costs, fines, penalties and surcharges) is limited to US$23,000,000; provided that each of the Australian Sellers' maximum liability shall be limited as follows:

(a) Sarah Perkins: US$690,000;

(b) Andrew Taylor: US$345,000; and

(c) George Lagrange: US$345,000;

2.1.6 the Sellers' maximum aggregate liability in respect of any claim under the Tax Deed (including interest, costs, fines, penalties and surcharges) is limited to US$23,000,000; provided that each of the Australian Sellers' maximum liability shall be limited as follows:

(a) Sarah Perkins: US$690,000;

(b) Andrew Taylor: US$345,000; and

(c) George Lagrange: US$345,000;

2.1.7 the liability of the Australian Sellers in respect of a Claim relating to or connected with Apex Netherlands shall not exceed, in aggregate, twenty per cent of such Claim and each Australian Seller's respective individual liability shall be as follows:

(a) Sarah Perkins: ten per cent;

(b) Andrew Taylor: five per cent; and

(c) George Lagrange: five per cent;

2.1.8 no claim made pursuant to:

(a) Clause 9.1 (other than Clauses 9.1.1 and 9.1.3) shall be made unless the claim has been notified in writing to the Sellers' Representatives and is served in accordance with Clause 16 no later than the date that is six years from the date of Completion; and

(b) Clause 9.1.5 shall be made unless the claim has been notified in writing to the Sellers' Representatives and is served in accordance with Clause 16 no later than the date that is two years from the date of Completion.

2.1.9 no Claim for breach of the Commercial Warranties (other than the IP Warranties and the Tax Warranties) shall be made unless the Claim has been notified in writing to the Sellers' Representatives and is served in accordance with Clause 16 no later than the date that is two years from the date of Completion;

2.1.10 no Claim for breach of the IP Warranties shall be made unless the Claim has been notified in writing to the Sellers' Representatives and is served in accordance with Clause 16 no later than the date that is five years from the date of Completion; and

2.1.11 no Tax Claim shall be made unless the Tax Claim has been notified in writing to the Sellers' Representatives and is served in accordance with Clause 16 before the seventh anniversary of Completion.

2.2 The written notice of a Claim shall, to the extent reasonably possible, give specific details of the nature of the Claim, the circumstances giving rise to it and the Buyer's bona fide estimate of the amount of any alleged loss.

2.3 The aggregate maximum liability of the Sellers under this Agreement and the Transaction Documents (with the exception of Clauses 9.1.3 and 9.1.5) shall not exceed US$23,000,000 or such lesser or greater amount of Consideration received by the Sellers following the adjustment of the Consideration pursuant to Clause 3.2 and Schedule 8.

2.4 Any claim for breach of a Commercial Warranty (other than the Tax Warranties), Fundamental Warranty or made pursuant to Clause 9.1 which has been made against the Sellers (and which has not been previously satisfied, settled or withdrawn) shall be deemed to have been withdrawn and shall become fully barred and unenforceable on the expiry of the period of nine months commencing on the date on which notice of such claim was given to the Sellers in accordance with paragraph 2.1.8 (or, in the case of a claim based on a contingent liability, on the expiry of the period of nine months commencing on the date on which that contingent liability has become an actual liability) unless legal proceedings in respect of such claim shall have been properly issued and validly served on the Sellers. **"served"** in this paragraph 2.2 means the date when actual and not deemed service takes place, in accordance with and on the date of executing the "step required" for the chosen "method of service" as set out in Civil Procedure Rule 7.5.

3. NO LIABILITY IF LOSS IS OTHERWISE COMPENSATED

Neither the Buyer nor the Companies shall be entitled to recover from the Sellers under this Agreement or the Tax Deed to the extent that the Buyer has already recovered amounts under this Agreement or the Tax Deed in respect of the same circumstances giving rise to a Claim.

4. RECOVERY FROM THIRD PARTIES

4.1 Where the Buyer (or any other member of the Buyer's Group) either recovers or becomes aware that they are entitled to recover from a third party (excluding any Tax Authority and other than under any Policy (as defined in paragraph 6.2.1)) any sum which is referable to a fact, matter, event or circumstance giving rise to a Claim (other than a Tax Claim, to which the provisions of the Tax Deed shall apply), the Buyer shall (or, as appropriate, shall procure that the relevant member of the Buyer's Group shall) as soon as reasonably practicable:-

4.1.1 take all reasonable steps to enforce such recovery;

4.1.2 promptly notify the Sellers; and

4.1.3 keep the Sellers' Representative informed of the progress of any action,

provided that in each case the Sellers shall first indemnify each relevant member of the Buyer's Group (in a form reasonably satisfactory to the Buyer) for all reasonable costs and expenses properly incurred as a result of any request or nomination by the Sellers and nothing in this paragraph 4 shall require the Buyer or any other member of the Buyer's Group to take or refrain from taking any action which when acting reasonably and in good faith it properly considers would adversely affect the goodwill or bona fide commercial interests of the Buyer's Group.

4.2 If any member of the Buyer's Group receives or obtains such a payment, as is mentioned in paragraph 4.1 and amounts have already been recovered from the Sellers in respect thereof then the Buyer shall pay to the Sellers an amount equal to the amount that relevant member of the Buyer's Group has obtained or received from such third party (less any reasonable costs incurred in recovering or obtaining such payment, and any tax actually suffered thereon) and after deduction of any amount for which the Sellers are not liable under this Agreement but which is in respect of any pre-Completion periods) (the **"Benefit"**) to the extent that the amount of the Benefit does not exceed the aggregate payments previously made by the Sellers in respect of the relevant Claim(s).

5. **MITIGATION BY THE BUYER**

5.1 Nothing in this Schedule 4 shall in any way restrict or limit the obligation at law (if any) of the Buyer to mitigate any loss or damage which it may suffer in consequence of any matter giving rise to any Claim (other than a Claim under the Tax Deed).

6. **INSURANCE**

6.1 If at any time after Completion, the Sellers wish to insure all or any part of their liability in respect of Claims, the Buyer shall provide such information as any prospective insurer or broker may reasonably require before effecting such insurance subject always to receipt of a confidentiality undertaking from the Sellers on terms reasonably acceptable to the Buyer.

6.2 If the Buyer or any member of the Buyer's Group:

6.2.1 is entitled to make a claim under a policy of insurance (the "**Policy**") in respect of any matter giving rise to a Claim;

6.2.2 makes a claim under the Policy; and

6.2.3 recovers a sum under the Policy in respect of any matter that has given rise to a Claim and amounts have already been recovered from the Sellers in respect thereof,

the Buyer or relevant member of the Buyer's Group shall pay to the Sellers the amount of the Benefit to the extent that the amount of the Benefit does not exceed the aggregate payments previously made by the Sellers in respect of the relevant Claim(s).

7. **REDUCTION IN CONSIDERATION**

7.1 The satisfaction by the Sellers of any Claim shall (to the fullest extent possible) be deemed to constitute a reduction in the Consideration.

8. **CHANGES ON AND/OR AFTER COMPLETION**

8.1 The Sellers shall not be liable for any Claim (other than a Tax Claim, to which the provisions of the Tax Deed shall apply) to the extent that it arises, or is increased or extended by:

8.1.1 the passing or coming into force of or any change in any legislation, regulation, directive, requirement or any practice of any government, government department or agency or regulatory body (including the withdrawal of any extra statutory concession of a Tax Authority), or any increase in rates of Tax or variation in the method of applying or calculating the rate of Tax, in each case made on and/or after Completion;

8.1.2 any change in the accounting reference date of the Buyer or any Group Company made on and/or after Completion;

8.1.3 any change in any accounting basis, policy, practice or approach of, or applicable to, any Group Company or the Buyer or any member of the Buyer's Group, or any change in the way an accounting basis is adapted for Tax purposes, in each case, made on and/or after Completion (save where such change is required to conform such policy or practice with generally accepted policies or practices or where such change is necessary to correct an improper policy or practice); or

8.1.4 any cessation of, or any material change in, the nature or conduct of any business carried on by the Buyer or any Group Company, occurring on and/or after Completion other than by reason of the matter having given rise to the relevant Claim.

9. **THIRD PARTY CLAIMS**

9.1 If the Buyer becomes aware (and for these purposes the Buyer shall not be deemed to have the knowledge of the Sellers, notwithstanding the fact that any of the Sellers may be employees or

officers or a member of the Buyer's Group) of any actual assessment, claim, action or demand by a third party against any Group Company which causes or which, in the Buyer's reasonable opinion, is likely to cause the Sellers to be liable for a Claim (other than a Tax Claim, to which the provisions of the Tax Deed shall apply) (a **"Third Party Claim"**), the Buyer shall (and shall procure, where relevant, that the relevant Group Company shall):

9.1.1 as soon as reasonably practicable give notice and reasonable details of the Third Party Claim to the Sellers' Representative;

9.1.2 not make any admission of liability, agreement, settlement or compromise with any person, body or authority in relation to the Third Party Claim without prior reasonable consultation with the Sellers' Representative; and

9.1.3 consult in good faith with the Sellers' Representative as to any ways in which the Third Party Claim might be avoided, disputed, resisted, mitigated, settled, compromised, defended or appealed.

10. **CONTINGENT AND UNASCERTAINABLE CLAIMS**

The Sellers shall not be liable for any Claim (other than a claim under the Tax Deed, to which the provisions of the Tax Deed shall apply) which is based on a liability which, at the time such Claim is notified to the Sellers' Representative, is contingent only or otherwise not capable of being quantified unless and until such liability ceases to be contingent or becomes capable of being quantified.

11. **PROVISION OF INFORMATION**

11.1 Upon any Claim (other than a Tax Claim, to which the provisions of the Tax Deed shall apply) being made, the Buyer shall, and shall procure, where relevant, that the relevant Group Company or member of the Buyer's Group shall:

11.1.1 make available to the Sellers and their advisers and agents all such information and assistance (including access to personnel, properties, management, records, papers, documents and data) on reasonable notice and in normal working hours as the Sellers may reasonably request, provided that:

(a) such information shall be kept confidential and used only for the purpose for which it is supplied; and

(b) the Buyer shall not be under any obligation to provide information that is legally privileged; and

11.1.2 use reasonable endeavours to procure that the auditors of the relevant Group Company make available their audit working papers in respect of audits of the accounts of the relevant Group Company for any relevant accounting period in connection with such Claim.

12. **HOLDBACK ACCOUNT**

The terms of Schedule 7 shall apply to any Holdback Claim.

SCHEDULE 5

INTELLECTUAL PROPERTY RIGHTS

(Warranty 15)

PART 1 - REGISTERED INTELLECTUAL PROPERTY

APEX NETHERLANDS

Patents

Country	Number	Title	Status (Pending or Registered)	Renewal Date
United States	US 8,271,104 B2	Method and System for Dynamic Optimisation of Industrial Processes	Registered 18 September 2012	29 February 2020

Trade Marks

Country	Number	Trade Mark	Status (Pending or Registered)	Renewal Date
Australia	1379453	APEX	Registered Priority date 24 August 2010	24 August 2020
United States	IR No. 1073578 (filed through Madrid) US Reg No. 4173457	APEX	Registered Priority date 24 August 2010 Evidence of Continues Use in the USA due between 17 July 2017 and 17 July 2018	17 February 2021
European Union	IR No. 1073578 (filed through Madrid)	APEX	Priority date 24 August 2010	17 February 2021
European Union	10803799	GDOT	Validation date 12 April 2012	12 April 2022

OTHER GROUP COMPANIES

None

PART 2 - UNREGISTERED INTELLECTUAL PROPERTY

APEX NETHERLANDS

- Commercial Software Products (including specifications, source code, manuals, related know-how, developer machine specifications, software hand-over procedure, third party components, training material):
    - GDOT
    - GDOT_DR
    - GDOT Visualiser
- Products under development (including specifications, source code and related know-how):
    - GDOT Identifier
- WBSO R&D Projects (will be disclosed at Technical Closing, including specifications, source code, third party components)
    - S&O APEX-1
    - S&O APEX-2
    - S&O APEX-3
    - S&O APEX-4
    - S&O APEX-5
- Application specific know-how (including template models)
    - Middle distillate optimisation
    - Naphtha processing optimisation
    - Conversion process optimisation
    - Hydrogen and utility system optimisation

APEX SCOTTISH SUBSIDIARY

- Application specific know-how (including template models)
    - Middle distillate optimisation
    - Naphtha processing optimisation
    - Conversion process optimisation
    - Hydrogen and utility system optimisation

APEX UK

None

APEX SRO

- Application specific know-how (including template models)
    - Middle distillate optimisation
    - Naphtha processing optimisation

- Conversion process optimisation
- Hydrogen and utility system optimisation

PART 3 – DOMAIN NAMES

APEX NETHERLANDS

URL	Expiry	Registrar	Details
apex-opt.asia	15/06/18	Netregistry	Redirects to Apex-opt.com
apex-opt.com.au	15/06/18	Netregistry	Redirects to Apex-opt.com
apex-opt.co.uk	15/06/18	Netregistry	Redirects to Apex-opt.com
apex-opt.net	15/06/18	Netregistry	Redirects to Apex-opt.com
apex-opt.co.nz	15/07/18	Netregistry	Redirects to Apex-opt.com
apex-opt.com	15/06/19	Netregistry	See "apex-opt admin" tab

OTHER GROUP COMPANIES

None

SCHEDULE 6

TO BE DELIVERED BY SELLERS AT COMPLETION

(Clause 4.2 (Completion))

1. At Completion the Sellers shall deliver or make available to the Buyer the following:-

1.1 duly executed transfers of the UK Share Capital and the UK Subsidiary Share Capital to the Aspen UK Buyer together with the share certificates for all of the UK Share Capital and the UK Subsidiary Share Capital (or an express indemnity in a form satisfactory to the Buyer in the case of any missing certificate);

1.2 a confirmation by the Sellers that they have obtained all necessary approvals for the transfer of the Dutch Share Capital notarial deed of transfer duly executed before a Dutch notary in relation to the transfer of the Dutch Share Capital to the Aspen Netherlands Buyer;

1.3 share certificates for all the issued shares in each Subsidiary (or an indemnity in a form satisfactory to the Buyer in the case of any missing certificates);

1.4 a copy of any power of attorney conferring authority on each person executing this Agreement and the Transaction Documents on behalf of the Sellers;

1.5 a power of attorney to execute the Deed of Transfer on behalf of each of the Dutch Sellers;

1.6 executed power(s) of attorney in favour of the Aspen UK Buyer in the agreed form, and such duly executed waivers or consents as may be required to give a good title to the Shares to the Aspen UK Buyer and to enable the Aspen UK Buyer to be registered as the holder of the relevant Shares and, pending registration, to exercise all voting and other rights attaching to such relevant Shares;

1.7 letters of resignation from each director and the secretary of each Group Company in the agreed form;

1.8 all the financial and accounting books and records of each Group Company;

1.9 the log in details for the PayPal account used by the Group;

1.10 the statutory books of each Group Company (duly written up to date as at immediately prior to Completion), their respective common seals (if any), Dutch shareholders registers, Certificates of Incorporation and Certificates of Incorporation on Change of Name;

1.11 the authentication code of each Group Company issued by the Registrar of Companies for electronic filing purposes;

1.12 the title deeds to each of the Properties (and any other material documentation relating to the Properties);

1.13 all documents of title relating to the Intellectual Property owned by each Group Company;

1.14 the Tax Deed in the agreed form duly executed by the Sellers;

1.15 a fully executed deed of assignment of intellectual property owned by the Australian Company (in the agreed form) transferring all rights and title to the trade marks and other Intellectual Property listed therein to Apex Netherlands, without encumbrances and/or limitations;

1.16 a fully executed licence in respect of certain trade marks (in the agreed form) from Apex Netherlands to the Australian Company;

1.17 a fully executed deed of assignment of Intellectual Property Rights (in the agreed form) signed by all Sellers transferring all rights and title to the Intellectual Property Rights to Apex Netherlands, without encumbrances and/or limitations;

1.18 a deed or resolution of termination between the relevant Sellers (in the agreed form) terminating any shareholder agreements relating to the Shares; and

1.19 a deed of termination between the Australian Company and Apex Netherlands (in the agreed form) terminating a memorandum of understanding dated 25 August 2003 between the Australian Company and Apex Netherlands.

HOLDBACK AMOUNT

(Clause 3.2)

1. The Buyer shall for a period of twenty four months commencing on the day after Completion (the "**Holdback Period**") be required to deduct in accordance with the provisions of this Schedule from the Holdback Amount the amount of any claim that the Buyer may have arising out of or in connection with this Agreement (including for a breach of its terms) and/or under the terms of the Tax Deed (a "**Holdback Claim**"). Subject to the terms of this Agreement, upon the expiry of the Holdback Period the Buyer shall continue to be entitled to bring any claim that the Buyer may have arising out of or in connection with this Agreement (including for a breach of its terms) and/or under the terms of the Tax Deed (a "**Post-Holdback Period Claim**").

2. In settling a Holdback Claim the Buyer shall give the Sellers notice of the Holdback Claim stating in reasonable detail the nature of the Holdback Claim, the amount claimed and its calculation and a reasonable estimate of the Buyer's proper costs in connection with enforcing the Holdback Claim (together an "**Amount Claimed**").

3. Within 14 days starting on the day after receipt of notice of the Holdback Claim the Sellers' Representative or the Sellers' Solicitors shall give the Buyer notice stating:-

3.1 whether or not the Sellers accept liability for the Holdback Claim; and

3.2 whether or not the Sellers accept the Amount Claimed and if they do not accept the Amount Claimed, that part of the Amount Claimed that they do accept (if any).

4. If the Sellers' Representative or the Sellers' Solicitors fail to give notice in accordance with paragraph 3, the Amount Claimed shall be deducted from the Holdback Amount (and the Holdback Amount for the purposes of this Agreement shall thereafter be the amount so reduced).

5. If the Sellers accept liability in respect of a Holdback Claim but accept only part of the Amount Claimed that part of the Amount Claimed that is accepted shall be deducted from the Holdback Amount (and the Holdback Amount for the purposes of this Agreement shall thereafter be the amount so reduced).

6. If the Sellers accept the Amount Claimed or there is a determination of the amount payable in respect of the Holdback Claim by a court of competent jurisdiction, the amount so accepted or determined (less any money previously paid under paragraph 5 in respect of such Holdback Claim) shall be deducted from the Holdback Amount (and the Holdback Amount for the purposes of this Agreement shall thereafter be the amount so reduced).

7. To the extent that a deduction out of the Holdback Amount in respect of a Holdback Claim is less than the Amount Claimed, the deduction out of the Holdback Amount shall be a deduction on account of the amount agreed or determined to be payable in respect of that Holdback Claim.

8. The amount of the Holdback Amount shall in no way be regarded as imposing a limit on the amount of a Holdback Claim by the Buyer or any Post-Holdback Period Claim and once the full amount of the Holdback Amount has been deducted, the Buyer shall be able to claim against the relevant Sellers for any monies claimed pursuant to, and subject to, the terms of this Agreement or the Tax Deed (as relevant).

9. No interest shall accrue on the Holdback Amount.

10. The Buyer and the Sellers shall ensure that all rights to the Holdback Amount remain free from any Encumbrance except as set out in this Schedule.

11. If the Sellers or the Buyer are entitled to the Holdback Amount (or part thereof) then such monies shall be released to the Sellers (in accordance with Clause 3.4) or the Buyer (as appropriate) within ten Business Days commencing on the day the entitlement arises.

12. Upon the expiration of the Holdback Period and thereafter the Holdback Amount (less the total of all the outstanding amounts claimed in respect of which payment has not been made and the amounts specified in paragraph 13) shall be paid to the Sellers in accordance with Clause 3.4.

13. If, upon the expiry of the Holdback Period, the Buyer has notified the Sellers of a Claim for Tax (as defined in the Tax Deed) in accordance with clause 7.1 of the Tax Deed, but has not made a Holdback Claim, the Buyer shall notify the Sellers of the amount which, in its reasonable opinion, would be the Amount Claimed in the event a Holdback Claim was made. Such amount shall continue to be retained by the Buyer until the earlier of (1) a Holdback Claim being made and settled, in which case such amount shall be paid to the Buyer in accordance with this Schedule or (2) the Buyer being satisfied, in its reasonable opinion, that the Claim for Tax no longer exists, in which case such amount shall be dealt with in accordance with paragraph 12 of this Schedule.

COMPLETION ACCOUNTS

1. **PREPARATION**

1.1 The Sellers and the Buyer will procure that after Completion, Completion Accounts for the Group will be prepared and reported on in accordance with the provisions of this Schedule 8.

1.2 The Completion Accounts will comprise the Completion Working Capital Statement.

1.3 The Completion Accounts shall be drawn up in substantially the form set out in paragraph 4 of this Schedule 8 (the numbers in such form are not final nor are intended to form part of the final Completion Accounts) and will be prepared in accordance with the following accounting policies that shall be applied in the following order of priority:-

1.3.1 the specific policies set out in paragraph 3.5 of this Schedule;

1.3.2 adopting the accounting bases, principles, policies, treatments and categorisations applied for the purposes of the UK Accounts to the extent such accounting bases, principles, policies and treatments are consistent with Accounting Practice; and

1.3.3 to the extent there is no conflict with paragraph 1.3.1, in accordance with Accounting Practice,

(together the "**Agreed Accounting Principles**").

For the avoidance of doubt, in the preparation of the Completion Accounts, the terms of paragraph 1.3.1 shall take precedence over the terms of paragraphs 1.3.2 and 1.3.3 and paragraph 1.3.2 shall take precedence over paragraph 1.3.3.

1.4 The Completion Working Capital Statement shall be prepared using the format set out in paragraph 4 of this schedule and for the avoidance of doubt using the headings contained within paragraph 4 of this schedule.

2. **PROCEDURE**

2.1 Prior to Completion, the Sellers shall have estimated the Completion Working Capital in good faith and agreed such with the Buyer ("**Estimated Completion Working Capital**").

2.2 Forthwith after Completion the Sellers will provide the Buyer and, where requested, the Buyer's Accountants with access to those assets, documents and records within their possession or control which the Buyer or the Buyer's Accountants may reasonably require or request for the purpose of preparing and agreeing the draft Completion Accounts.

2.3 Within 60 days after the Completion Date, the Buyer will prepare and deliver to the Sellers a final draft of the Completion Accounts.

2.4 The Sellers will review the draft Completion Accounts as delivered by the Buyer under this Schedule 8, such review to be completed within 30 days of such delivery. The Sellers will notify the Buyer by one written notice within such period whether or not they accept them as complying with paragraph 1 of this Schedule. The Buyer will ensure that the Sellers and, where requested, the Sellers' Accountants, are given access as soon as reasonably practicable to all additional information they may reasonably require to enable the Sellers to make their decision. If the Sellers do not so notify the Buyer within 30 days of delivery of the draft Completion Accounts then the Sellers will be deemed to have accepted the draft Completion Accounts as complying with paragraph 1.

2.5 If the Sellers notify the Buyer of any objection pursuant to paragraph 2.4 within 30 days of delivery of the draft Completion Accounts then:-

2.5.1 the Sellers will procure that the Sellers' Accountants set out in reasonable detail their reasons for such non-acceptance and specify the adjustments (including for the avoidance of doubt, the quantum of the same) that in their opinion should be made to the draft Completion Accounts in order to comply with paragraph 1;

2.5.2 the Sellers will procure that the Sellers' Accountants provide the Buyer and the Buyer's Accountants with access to all such documents and working papers relating to their preparation of the reasons for non-acceptance and proposed adjustments to the Completion Accounts referred to in paragraph 2.5.1; and

2.5.3 the Sellers and the Buyer will procure that the Sellers' Accountants and the Buyer's Accountants respectively use all reasonable endeavours to reach agreement upon the adjustments.

2.6 If the Sellers' Accountants and the Buyer's Accountants do not reach agreement within 30 days after service of the Sellers' Accountants' notice of non-acceptance under paragraph 2.4 then any party may refer the matters in dispute to a partner of at least ten years relevant qualified experience at an independent firm of chartered accountants agreed by the parties. If the parties are unable to agree on the appointment of an independent firm of chartered accountants after a further 21 days, an independent firm of chartered accountants will be appointed on the application of either party by the President or other senior officer for the time being of the Institute of Chartered Accountants in England and Wales (the "**Expert**").

2.7 The Expert will act on the following basis:-

2.7.1 the Expert will act as an expert and not as an arbitrator;

2.7.2 the Expert's terms of reference will be agreed between the parties prior to engagement and will be to determine the remaining matters in dispute between the parties;

2.7.3 the parties will each provide the Expert with all information relating to the matter which the Expert reasonably requires and the Expert will be entitled (to the extent he considers appropriate) to base his determination on such information and on the accounting and other records of the Group;

2.7.4 the decision of the Expert is, in the absence of fraud or manifest error, final and binding on the parties;

2.7.5 the parties will each pay one half of the Expert's costs or as the Expert may determine;

2.7.6 except to the extent that the parties agree otherwise or otherwise as set out in this paragraph 2.7, the Expert will determine its own procedure and will determine only:-

(a) whether any of the arguments for the adjustments to be made to the draft Completion Accounts put forward in the Sellers' non-acceptance notice are correct in whole or in part; and

(b) if so, what alterations should be made to the Completion Accounts in order to correct the relevant inaccuracy in them;

2.7.7 the Expert will apply the Agreed Accounting Principles;

2.7.8 the procedure of the Expert will:-

(a) give the parties a reasonable opportunity to make written representations to it; and

(b) require that each party supply the other with a copy of any written representations at the same time as they are made to the Expert;

2.7.9 determination of the Expert will be in writing and made available for collection by each of the parties at the offices of the Expert at such time as it will determine.

2.8 If the Sellers' Accountants and the Buyer's Accountants reach agreement on (or pursuant to paragraph 2.4 the Sellers are deemed to have accepted) the Completion Accounts, or if the Completion Accounts are finally determined at any stage in the procedure set out in this paragraph 2, the Completion Accounts as so agreed or determined will be the Completion Accounts for the purposes of this Agreement and shall be final and binding on the Buyer and the Sellers.

2.9 The Sellers and the Buyer will pay their own costs and expenses in connection with the preparation and agreement of the Completion Accounts including, where applicable, costs associated with presentation of their case to the Expert.

3. **ADJUSTMENT OF CONSIDERATION**

3.1 For the purposes of this paragraph 3:-

3.1.1 "**Buyer's Receipt**" means:

(a) the amount (if any) by which the Completion Working Capital is less than the Target Working Capital;

(b) less the amount (if any) by which the Estimated Completion Working Capital was less than the Target Working Capital;

3.1.2 "**Sellers' Receipt**" means the amount (if any) by which Completion Working Capital exceeds the Estimated Completion Working Capital.

3.2 When the Completion Accounts have become final and binding pursuant to paragraph 2, the Consideration will be subject to the following adjustments:-

3.2.1 the Sellers shall pay to the Buyer in cleared funds by way of a reduction in the Consideration the Buyer's Receipt; and

3.2.2 the Buyer shall pay to the Sellers in cleared funds by way of an increase in the Consideration an amount equal to the Sellers' Receipt.

3.3 Any payment required to be made pursuant to paragraph 3.2 will be paid by the Buyer or the Sellers as the case may be within 7 days after the Completion Accounts have become final and binding and any amount not paid when due shall carry interest at a rate of 4% per annum above the base rate of Barclays Bank plc.

3.4 All sums payable under this Schedule will be paid:

3.4.1 in the case of payments to the Sellers, by electronic funds transfer to the Sellers' Solicitors' client account or by such other method as may be agreed between the parties (and payment to them will be a good and sufficient discharge to the Buyer and the Buyer will not be concerned as to the application of the moneys so paid);

3.4.2 in the case of payments to the Buyer, by electronic funds transfer to the Buyer's Solicitors' client account, details of which shall be provided by the Buyer's Solicitors to the Sellers' Solicitors or by such other method as may be agreed between the parties and payment to them will be a good and sufficient discharge to the Sellers and the Sellers will not be concerned as to the application of the moneys so paid).

3.5 In preparing the Completion Accounts, the following accounting policies shall be applied:

3.5.1 all assets shown in the Completion Accounts shall be shown at the lower of cost and net realisable value;

3.5.2 all foreign currencies shall be translated into US Dollars using the exchange rate as at the Completion Date provided by XE.com Currency Tables;

3.5.3 all inter-company balances shall be excluded from the Completion Accounts;

3.5.4 where other debtors represent deferred costs to be applied in future accounting periods these shall be shown at their estimated value as an asset of the Group at Completion;

3.5.5 the valuation of work in progress shown in the category inventories is the Directors' assessment of the value of the work performed on contracts that as at Completion have not been invoiced to the client. Where amounts are to be invoiced ahead of performing work on clients a value shall be estimated of the liability to the clients for the future work. These figures shall be shown as a negative work in progress. Work in progress shall be shown at the lower of cost and net realisable value;

3.5.6 the figure shown for accrued taxes and social security shall represent the balances due as at Completion not yet paid to the tax authorities;

3.5.7 the amounts shown as due in respect of Corporation Tax represent the estimated liability based on the taxation advice of the Corporation Taxes that will fall due following Completion; and

3.5.8 other accruals include amounts of provisions for goods and services that have not been invoiced as at Completion. Invoices will arise in the future in respect of these services received before Completion.

4. FORMAT OF COMPLETION ACCOUNTS

Estimated Completion Working Capital Statement as at 2nd February 2018

2/3/2018 23:14

Balance Sheet Line Item	Account Code	Account Name	Local Functional Currency APEX (UK) GBP	APEX BV EUROS	APEX LTD GBP	APEX CZ CZK	Converion to USD APEX (UK) USD	APEX BV USD	APEX LTD USD	APEX CZ USD	Consolidated Totals USD
		Exchange Rate					1.41283	1.24484	1.41283	0.04937	
Inventories		Inventories (Work In Progress)			68,129				96,255		96,255
		Bank Guarantee/Restricted Cash			145,733				205,897		205,897
Accounts	11050	Accounts Receivable as per Debtors		0	180,966		0	0	255,674	0	255,674
		Apex AU Receivable			182,660				258,068		258,068
Receivable	Other (A)	Taxes Recoverable	3,559	0		1,388	5,028	0	0	69	5,097
		VAT Recoverable			11,409				16,119		16,119
		Other Debtors	14,182		4,658		20,037	0	6,581	0	26,618
Accounts Receivable			17,741	0	593,556	1,388 0	25,065	0	838,593	69	863,727
Current		21010 Accounts Payable					0	0	0	0	0
Liabilities		21020 Debt to Employees			33,970		0	0	47,994	0	47,994
		21020 Short-term debt					0	0	0	0	0
		21030 BTW on goods sold					0	0	0	0	0
		21030 VAT on goods sold					0	0	0	0	0
		21031 BTW on sales within EU					0	0	0	0	0
		21031 VAT on sales within EU					0	0	0	0	0
		21032 Foreign Tax Deductions					0	0	0	0	0
		21040 BTW on purchased goods					0	0	0	0	0
		21040 VAT on purchased goods					0	0	0	0	0
		21050 Accrued Taxes & Social Security	33,005	28,878	33,937	62,970	46,630	35,948	47,947	3,109	133,635
		21051 Corporate Tax PrePaid					0	0	0	0	0
		21051 Accrued Corporate Tax 2017	66,519		109,402		93,980	0	154,566	0	248,546
		21051 Accrued Corporate Tax in respect of WIP			13,626				19,251		19,251
		21052 Closing Balance-Accrued Corp Tax 2013					0	0	0	0	0
		21053 Closing Taxes- Accrued Corp Tax 2014					0	0	0	0	0
		21060 Other Accruals	5,238	3,297	146,693		7,400	4,104	207,253	0	218,757
		21060 Other Accruals Contractors			47,309		0	0	66,839	0	66,839
		21080 Pension Reserves					0	0	0	0	0
Current Liabilities			104,762	32,175	384,937	62,970	148,011	40,053	543,850	3,109	735,023
Working Capital excl cash (AR less Current Liabilities)			-87,021	-32,175	208,619	-61,582	-122,946	-40,053	294,743	-3,040	128,704

SCHEDULE 9

IT SEPARATION PLAN

URL transfer and DNS management
Upon close APEX AU (to be Greenfern Dynamics, or GFD) will provide administrator credentials to AspenTech for the apex-opt.com domain registrar. AT will transfer domain registration for apex-opt.com and the associated URLs to AT's registrar. GFD will also provide a record of all custom DNS entries (DNS mapping) including all sub-domains. This process does not impact the website access or email delivery (as the DNS mapping is unchanged).

Email Server Cutover and Forwarding
After close, GFD will provide AspenTech with forwarding email address mappings for existing Apex AU/GFD employees. Over the first weekend following close (timing to be confirmed to allow appropriate communication to customers and employees, noting time differences extend the time needed before this step is actioned), AT will, from the USA, migrate the apex-opt.com domain name from the existing O365 tenant to an AT O365 tenant. This migration is dependent on processes at Microsoft which typically take 2 to 4 hours but may take up to 48 hours. During this migration it is accepted email delivery for apex-opt.com will fail. The website will not be impacted.

To minimise business impact for all existing Apex employees (including new AspenTech employees), this simple forwarding will be maintained for no less than 180 days. Thereafter, the email forwarding will cease and be instantly replaced with an "out of office" email responder indicating the correct email address for a further 180 days.

Website Conversion to Redirection Page
GFD and AT will agree upon content updates to the website which will direct users to the new GFD website or AT. The existing 3rd party website manager will implement this upon close. The www.apex-opt.com redirection website will be taken offline no sooner than six months after close with the hosting cost met by GFD.

Office 365 Content Management
GFD would like to assist in simplifying and streamlining the migration of data, by AT, from the current Apex O365 tenant to the AT O365 tenant. Therefore, ahead of close, GFD will remove all of our data from SharePoint, personal One Drive and the O365 tenant other than email. On close, GFD will provide (temporary) global admin access to the O365 tenant so that AspenTech can remove the data associated with Apex NL/UK within a specified period.

Technical Steps

1 – **Domain registration:** Upon close GFD to provide URLs and administrator credentials to AspenTech for the apex-opt.com domain registrar, Netregistry. AspenTech will transfer ownership of the apex-opt.com and associated domains to AspenTech's domain registrar.

2 – **DNS management:** Upon close GFD to provide a copy of the apex-opt.com DNS customization including all entries and subdomains >> This includes only two custom records added to the default O365 DNS being the A and CNAME records for the website (and there are no other subdomains).

3 – **Office 365 tenant, email, SharePoint:**

- Before close
  - GFD to remove all SharePoint, OneDrive and other non-email related data from the O365 tenant.
- Upon close
  - GFD will give AT global admin access to the O365 tenant for the purposes of removing Apex UK/NL data and email history. Some requirements on this temporary access:
    - At no point is AT to change the admin login details / password to prevent GFD access;

      AT is to ensure that they do not access, copy, change, delete or corrupt any data associated with GFD email accounts, aside from those tasks agreed to complete this cutover.

- Preparation required for email migration
    - GFD to procure and configure a new DNS domain and configure the new email addresses
    - GFD to advise AspenTech of new email addresses for forwarding of legacy Apex-opt.com email to new addresses.
    - GFD to change primary SMTP email address for AU users to new domain
    - AT to establish new AspenTech user accounts for both AT O365 and email accounts
    - AT to confirm that all Apex NL/UK data is removed from Apex O365 tenant
    - Apex NL/UK users to setup new AT email addresses and O365 accounts and transfer data as per AT IT protocols No changes to the Apex URL DNS to ensure continuity of email inflow and website access
- First weekend following close and completion of all preps above
    - AT to migrate DNS records for apex-opt.com to AT DNS servers (commence process early on Friday – USA East coast time)
    - AT to migrate apex-opt.com DNS domain to AT O365 tenant
    - AT to forward APEX email addresses to new GFD or AT addresses and verify forwarding is successful for all users
- Following successful Email Migration and Verification
    - GFD to complete requirements with regard to the O365 account name change
    - Once AT have confirmed they have completed their tasks and no longer need O365 access, GFD to change password.
- Day 180 (six months after close)
    - AT to stop email forwarding and replace with an email responder
- Day 365 (12 months after close)
    - AT to stop email responder with correct email address

4 – apex-opt.com website:

- Prior to close
    - GFD to procure a new domain and website
    - GFD and AT to agree on content and wording for apex-opt.com redirect
- Upon close
    - GFD and AT to instruct website manager to post agreed redirect content
- Day 15
    - AT to complete buildout of GDOT content on aspentech.com
- Day 30
    - GFD or AT to instruct website manager to adjust redirection website content if required by AT (post completion of the AT website content). Both parties to be included in all website related comms with website manager.
- Day 180
    - AT to remove apex-opt.com DNS records including website A records and MX records
    - AT to instruct website manager to delete redirection website.

Signed by **GEORGE LA GRANGE**

Signed by **KLAS DAHLGREN**

Signed by **HOMA OMRANI**

Signed by **HENRIK TERNDRUP**

Signed by **SARAH PERKINS**

Signed by **ANDREW TAYLOR**

Signed by a duly authorised officer for and on behalf of **APEX OPTIMISATION NEDERLAND B.V.**

Signed by a duly authorised officer for and on behalf of **ASPENTECH HOLDING CORPORATION**

Signed by a duly authorised officer for and on behalf of **ASPEN TECHNOLOGY, INC**

Signed by a duly authorised officer for and on behalf of **APEX OPTIMISATION PTY LTD**

Signed by a duly authorised officer for and on behalf of **ASPENTECH EUROPE B.V.**